As filed with the Securities and Exchange Commission on March 1, 2007 Registration No. 333-

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POLYGENETICS INTERNATIONAL INC.

(Name of small business issuer in its charter)

CALIFORNIA (State or jurisdiction of incorporation or organization)	6719 (Primary Standard Industrial Classification Code Number)	20-4428326 (I.R.S. Employer Identification No.)

15143 Kennedy Road, Los Gatos, CA 95032

(Address and telephone number of principal executive offices)

15143 Kennedy Road, Los Gatos, CA 95032

(Address of principal place of business or intended principal place of business)

Paracorp Incorporated

640 Bercut Drive, Suite A, Sacramento CA 95814

Telephone: 888-972-7273

(Name, address and telephone numbers of agent for service)

With Copies to:

Lawler & Associates

11622 El Camino Real, Suite 100, San Diego, CA

Telephone: 951-506-8888      Facsimile: 951 506-8877

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock	500,000	$4.00	$2,000,000.00	$214.00

(1)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion

Prospectus

Polygenetics International Inc.

500,000 Shares of

Common Stock

This is a public Offering of 500,000 shares of common stock, $0.001 par value, of Polygenetics International Inc., a California corporation, at a price of $4.00 per share.

This Offering involves a high degree of risk; see "RISK FACTORS" beginning on page 5 to read about factors you should consider before buying shares of the common stock.

These securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state or provincial securities commission, nor has the SEC or any state or provincial securities commission passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

We have elected to make this public offering of securities to raise the funds that are necessary to commence the expansion of our present operations.  Our decision to finance our expanded operations through this public offering is based on a presumption that we will be more successful by offering securities under an effective registration statement than through a private offering of equity or through debt financing. Following the effective date of the registration statement on Form SB-2 in which this prospectus is included becoming effective, we intend to have an application filed on our behalf by a market maker for approval of our common stock for quotation on the Over-the Counter / Bulletin Board quotation system.

Our common stock is presently not listed on any national securities exchange or the Nasdaq Stock Market.

The Offering:

500,000 Shares Offered	Price Per Share	Maximum Offering Amount
Public Price	$4.00	$2,000,000
Underwriting Discounts and Commissions	$ 0.00	$ 0
Total	$4.00	$2,000,000

This is a best efforts public offering, with no minimum offering requirement.

1. Polygenetics International Inc. is not using an underwriter for this Offering.

2. All proceeds from this Offering shall be placed in a trust account until the earlier of (a) the closing of this Offering and (b) receipt of the aggregate amount of $1,000,000 of subscription proceeds is received from this Offering, at which time all proceeds will be released and available to Polygenetics International Inc. for its use.

3. The closing date for this Offering is

, 2007.

The information in this prospectus is not complete and may be changed.  Polygenetics International Inc. may not sell these securities until the registration statement relating to these securities which has been filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is ________, 2007

TABLE OF CONTENTS

Item No.	Item in Form SB-2 Prospectus Caption	Page No.
1	Front of Registration Statement and Outside Front Cover Page of Prospectus
2	Prospectus Cover Page	2
3	Summary Information and Risk Factors	4
4	Use of Proceeds	9
5	Determination of Offering Price	11
6	Dilution	11
7	Selling Security Holders	12
8	Plan of Distribution	12
9	Legal Proceedings	13
10	Directors, Executive Officers, Promoters and Control Persons	13
11	Security Ownership of Certain Beneficial Owners and Management	15
12	Description of Securities	16
13	Interest of Named Experts and Counsel	16
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	16
15	Organization within Last Five Years	17
16	Description of Business	17
17	Management’s Discussion and Analysis or Plan of Operation	28
18	Description of Property	30
19	Certain Relationships and Related Transactions	31
20	Market for Common Equity and Related Stockholder Matters	31
21	Executive Compensation	33
22	Financial Statements	33
23	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	33

Securities offered through this prospectus will not be sold through dealers, but will be sold on a direct participation basis only.

Item 3.  Summary Information and Risk Factors

The Company

Polygenetics International Inc. (referred to in this prospectus as “Poly International”, “us”, “we” and “our”) was incorporated on July 8, 2005, in the State of California. We are a California corporation that was formed for the purpose of acquiring a control position in Polygenetics, Inc., a California corporation ("Polygenetics"). Effective September 1, 2005, Poly International entered into an Acquisition Agreement with certain of the shareholders of Polygenetics whereby it was agreed that certain of the issued and outstanding shares of Polygenetics representing approximately 55% of the total issued and outstanding shares of Polygenetics would be acquired by Poly International in exchange for shares of Poly International’s common stock, at a ratio of 3 shares of Poly International’s common stock for every 2 shares of Polygenetics. This resulted in the issuance of 2,700,000 shares of Poly International’s common stock to the shareholders of Polygenetics that entered into the Acquisition Agreement. This transaction was closed and consummated on September 5, 2005. Polygenetics was organized to develop and commercially exploit certain porous polymer technology in the biomedical field.

Our principal executive offices are located at 15143 Kennedy Road Los Gatos, CA 95032. Our telephone number is (888) 211-7181. All of our operations are conducted through our 55% owned subsidiary, Polygenetics, whose principal executive offices are also located at 15143 Kennedy Road Los Gatos, CA 95032, and its telephone number is (408) 356-1815.  Polygenetics is a California corporation founded on August 3, 1993 as Biopore Corporation. On November 19, 2002, Polygenetics changed its name from Biopore Corporation to Polygenetics, Inc.

Polygenetics’ technology has its origins in a polymer research program conducted by Unilever Plc. (“Unilever”) in the 1980s. In 1993, Sunstorm Research Corporation (“Sunstorm”) obtained a license (signed August 18, 1993) to the eleven patents and know-how that resulted from Unilever’s polymer research program. Sunstorm is a California corporation founded in 1991 and controlled and wholly owned by Poly International’s President, James R. Benson, Ph.D. This license was assigned by Sunstorm to Polygenetics on August 27, 1993, which then had the legal name of Biopore Corporation. Dr. Benson formed Biopore Corporation to develop this technology in the industrial and consumer products areas. Biopore’s developmental efforts resulted in seven additional US patents, 2 European PCT applications granted, one Australian patent granted, and two Japanese patent applications pending.

Despite the time and more than $2,000,000 invested in technology research and development, industrial and commercial  product development based on the Unilever technology and marketing of such products prior to 2000, Biopore’s marketing efforts were not successful enough to warrant continuing in the industrial and consumer fields.  Accordingly, Dr. Benson and Biopore Corporation’s Board of Directors began in 2000 to look for new ways to realize the potential of the porous polymer technology it has developed.  They recognized that the biomedical and biotechnology fields, given their high margins and visibility to the investor community, offered the best opportunity to further develop and commercially exploit the spherical porous polymer developed by Biopore Corporation.  In 2002, Biopore changed its legal name to Polygenetics, Inc. to emphasize its focus solely on these fields.

During this transition, Sunstorm acquired title to all Polygenetics’ patents to satisfy the significant indebtedness of Polygenetics to Dr. Benson for legal fees paid on behalf of Biopore in a legal action brought by a former customer against Biopore before it changed its name to Polygenetics.  The action was settled in favor of Polygenetics after the court ruled against the customer on a summary judgment motion it brought.  Dr. Benson cancelled the debt in consideration for Biopore’s assignment of the patents to Sunstorm. Sunstorm licensed back to Biopore, on a royalty free basis, rights under those patents in the biomedical and biotechnology fields, giving Biopore the exclusive rights (as related to Dr. Benson and Sunstorm) to commercially exploit the patents and to sublicense the patents. Sunstorm retained the rights to pursue industrial and consumer applications abandoned by Biopore; however, Sunstorm has an obligation to pay royalties to Biopore for any proceeds realized from its commercial exploitation or licensing of the patents in these fields. All investment in Polygenetics is to be used to fund efforts in biomedical areas and no investment funds will be used in industrial and consumer areas.

We are a holding company and Polygenetics is our only subsidiary. All of the operations are carried on by Polygenetics.

Neither Poly International nor Polygenetics has ever declared bankruptcy, has ever been in receivership, and has never, in the past five years  been involved in any legal actions or proceedings.

Aside from the operations of Polygenetics, we have not had any operations. Aside from the assets of Polygenetics, we have no additional assets. While Polygenetics does generate revenues at this time, further funds are required to fund the additional planned operations of Polygenetics, as presented in this document, so as to further increase business opportunities which we expect to increase Polygenetics’ revenues.   We will need to raise funds from this Offering to execute the business plan described below.

Summary of Financial Information

All of the financial information in this prospectus has been stated in USD.

The financial information provided below reflects the consolidated financial statements of Poly International and Polygenetics.

Summary Financial Information for the fiscal years ending December 31, 2005 and 2004 and the nine month period ending September 30, 2006.

	December 31, 2004	December 31, 2005	September 30, 2006
Current Assets	$623,011	$357,024	$117,045
Current Liabilities	$222,754	$329,804	$320,977
Shareholders’ Equity (Deficit)	$557,119	$17,701	$(130,840)
Revenue	$672,492	$366,747	$336,642
Net Income (Loss)	$230,622	$(218,495)	($243,010)

We and our subsidiary presently have limited operations and limited assets.  As at September 30, 2006, our accumulated deficit was $130,840.  We anticipate that we will operate in a deficit position and continue to sustain net losses for the foreseeable future while we expand our operations.

The Offering

Common Shares Outstanding Before This Offering	6,853,172
Maximum Shares Being Offered	500,000
Maximum Common Shares Outstanding After This Offering	7,353,172

We are authorized to issue 100,000,000 shares of common stock.  Current shareholders of Poly International collectively own 6,853,172 shares of common stock, which represents all of our issued and outstanding shares.

This Offering consists of 500,000 shares of Poly International common stock (the “Offering”). The Offering price is $4.00 per share.  No officers, directors or significant investors own any of the shares being offered.

There is currently no public market for the common stock of Poly International as it is presently not traded on any market or securities exchange.

Risk Factors

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in Poly International. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

Uncertainties and Risk Factors Generally Relating To Our Business

If we do not raise sufficient additional capital to fully fund our operational requirements, we will be forced to reduce or even suspend our operations, and may even be forced to liquidate our assets and wind-up and dissolve Poly International.

Our limited operating history could adversely affect our business

We are subject to all the risks and issues inherent in the establishment and expansion of a new business enterprise. In general, development stage businesses are subject to levels of risk that are often greater than those encountered by companies with established operations and relationships.  Startups often require significant capital from sources other than operations.  The management and employees of a startup business shoulder the burdens of the business operations and a workload associated with company growth and capitalization that is disproportionately greater than that for an established business. Our relatively limited operating history makes it difficult, if not impossible, to predict future operating results.  We cannot give any assurance that we will successfully address these risks.  Our failure to successfully address these risks could have a material, adverse effect on our business, financial condition and results of operations.

We currently have only one major customer

We currently derive most of our operating income from royalties received from a single customer (see Items 15 and 16, Recent Milestones, below).  If the amount of these royalties should dramatically fall due to reduced sales of royalty-bearing products or any other reason before additional customers license our technology, our need for capital would increase substantially.  We cannot be sure we could find an alternative source of capital.  Our failure to do so successfully or a decline in royalties with any replacement by royalties paid by new licensees could have a material, adverse effect on our business, financial condition and results of operations.

Marketplace

There can be no guaranty that Polygenetics will find additional licensees that will execute agreements of the kind and value already achieved with Polygenetics’ present licensee. It is also possible Polygenetics will enter into licensing agreements with licensees that do not succeed in selling developed products to the extent necessary to support Polygenetics. It is possible Polygenetics will enter into development agreements with other corporations, but the programs will fail to produce marketable products. It is also possible that some corporations under development contracts with Polygenetics will elect not to proceed with product sales, even though the development program succeeds.

In addition, other technologies may emerge concurrently with or subsequent to Polygenetics’ own technology that may have more attractive features or that are available at lower cost.

Limitations on IP

The license from Unilever is world-wide, but non-exclusive. An exclusive license was not available because Unilever issued other non-exclusive licenses prior to the license originally granted to Sunstorm. Consequently, it is possible that another Unilever licensee could develop other HIPE (High Internal Phase Emulsion) polymers that may compete with Polygenetics’ products. Since Polygenetics’ patents preclude anyone else from making spherical-shaped particles utilizing a different technology, such products would have to either be much larger than the Polygenetics’ products or clearly non-spherical. In either case Polygenetics’ management is presently unconcerned about this type of competition.

The license from Unilever reserves certain applications of the licensed technology or patents for use by Unilever. In particular, Unilever reserves use of its polymer for immobilized enzymes, cosmetics, detergents, cell culture applications and peptide synthesis. Consequently, there remains a possibility that certain applications will not be made available to Polygenetics via the license from Unilever. However, Unilever associated risks are not significant since the principal Unilever patents covering its reserved applications expired by the end of 2005. Those four patents of Unilever that remain in force and are covered by the license and Unilever’s reservation are not considered by management to involve substantial risk to Polygenetics’ development and marketing efforts.

While we have received no notice or have any substantial reason to believe that any of our technology, infringes the intellectual property of any third party, or the patents on which our technology is based, are invalid, such claims cannot be ruled out in the future.  Such claims are relatively common in our industry as they are in most sectors where technology is an important part of the business being conducted.  Defending such claims can be very expensive and detract from the efforts of our personnel to conduct business even if the claims are without merit or our position is ultimately upheld.

Commercial Development

Investors should recognize that development programs are an effort to produce new materials. With any such program, many factors contribute to success or failure and no one can predict the outcome with certainty. Investors are also warned that the plans for further commercial exploitation of spherical products, including licensing and additional product development, are not yet definitive, may not succeed and, even if they do, may involve more expense, risk and lower returns than are presently contemplated.

Competition

Competition for Polygenetics’ products and technologies will come from companies that develop and/or manufacture competitive materials such as conventional porous polymers, gels and bioerodible polymers, as well as from companies that develop and/or manufacture different types of technologies which may be usable in each of the targeted market areas. Many of these companies may have substantially more financial and other resources and expertise compared to Polygenetics and may be able to develop products and technologies that remove the need for Polygenetics’ product offerings.

Need for Additional Capitalization

Although Poly International believes it will be able to accomplish its goals for its subsidiary Polygenetics over the next few years with the funding currently being raised, or be able to raise additional funding if needed, it is possible that funding may run out sooner than anticipated and Polygenetics cannot complete its work as planned. In addition, if Poly International needs to raise additional funds in the future, although it intends to do so at a higher valuation, it is possible there may be significant dilution for our shareholders.

In addition to the risks associated with Polygenetics’ specific development plans, there are a number of other risks associated with investment in Poly International that are outlined below.

Larger or potentially much better funded companies in either the chemical field or the biomedical and biochemical fields which Polygenetics intends to enter will develop products that make the success of Polygenetics’ products much less likely or impossible, either because the products have better qualities than Polygenetics’ products or are available at significantly lower costs.

Other new companies or large or potentially much better funded companies could develop technologies that make Polygenetics’ technology inadequate or unacceptable by comparison.

Our President, Dr. James Benson, who is the sole shareholder of Sunstorm Research Corporation may have a conflict of interest due to certain transactions between our Company and Sunstorm

Dr. Benson is the President and controlling shareholder of our Company, he is also the sole shareholder of Sunstorm Research Corporation.  Since Sunstorm owns all of the patents that are licensed to Polygenetics, covering Polygenetics’ technology, should a conflict arise between the Company and Sunstorm in the interpretation of that license, we cannot be assured that Dr. Benson will act in the best interests of our Company.

We also cannot be assured that the terms of our licenses from Sunstorm are as favorable as they would be to a third party.

Further, Sunstorm leases office and laboratory space from Dr. Benson and then Sunstorm subleases office and laboratory space to Polygenetics, Inc.   We cannot be assured that the terms of the sublease are as favorable as they might be should we lease other space.  If a conflict should occur between Sunstorm and Polygenetics, Inc. over use of the premises or if a conflict occurs in regards to the lease or sublease, Dr. Benson may not act in the best interests of our Company.

 Dr. Benson may also have difficultly allocating his available time between Sunstorm and Polygenetics.

There is a possibility that Sunstorm will gain further intellectual property as a result of Dr. Benson’s work with Polygenetics.

Uncertainties and Risks Relating To Shares

There is no public market for our Shares.

There is no public market for our common stock, and we cannot give you any assurance that any public trading market for our common stock will ever develop or be sustained.

We intend to file a registration statement with the Securities and Exchange Commission to register the Corporation as a public reporting company. Following the effective date of such registration statement, we intend to arrange for a market maker to file for us an application for our common stock to be traded on the Over-The-Counter/Bulletin Board (OTC/BB). There is no assurance that approval for such application will be obtained or when or that if approval is obtained that any public trading market will be established.

If we are able to be approved for quotation on the OTC/BB, we anticipate that the market price for our common stock could be very volatile and subject to significant price and volume fluctuations in response to a variety of external and internal factors. This is especially true with respect to emerging companies such as ours.  Examples of external factors, which can generally be described as factors that are unrelated to the operating performance or financial condition of any particular company, include changes in interest rates and worldwide economic and market conditions, as well as changes in industry conditions, such as publicly available information regarding various medical conditions and treatments, regulatory and environment rules, and announcements of technology innovations or new products by other companies.  Examples of internal factors, which can generally be described as factors that are directly related to our consolidated financial condition or results of operations, would include release of reports by securities analysts and announcements we may make from time-to-time relative to our operating performance, advances in technology or other business developments.

Because we are an enterprise with a limited operating history and no profits to date, the market price for our shares will be more volatile than that of a seasoned issuer.  Changes in the market price of our shares, for example, may have no connection with our operating results or prospects.  No predictions or projections can be made as to what the prevailing market price for our shares will be at any time, or as to what effect, if any, that the sale of shares or the availability of Shares for sale at any time will have on the prevailing market price.

Sales of substantial amounts of our shares on the public market, or the perception that substantial sales could occur, could adversely affect the market prices for those shares and also, to the extent the market price for our shares is reduced, adversely impact our ability to raise additional capital in the equity markets.

You will be subject to the penny stock rules to the extent our stock price is less than $5.00

Since our shares are not listed on a national stock exchange or quoted on the Nasdaq Market within the United States, trading in our shares on the OTC/BB will be subject, to the extent the market price for our shares is less than $5.00 per share, to a number of regulations known as the "penny stock rules".  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the Subscriber and receive the Subscriber’s written agreement to the transaction.  To the extent these requirements may be applicable they will reduce the level of trading activity in the secondary market for our shares and may severely and adversely affect the ability of broker-dealers to sell our shares.

You should not expect to receive dividends

Neither we nor our subsidiary, Polygenetics, have ever paid any cash dividends on any shares of our capital stock, and we do not anticipate that we will pay any dividends in the foreseeable future.  Our current business plan is to retain any future earnings to finance the expansion of our business.  Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our consolidated financial condition, results of operations, capital requirements and other factors as our board of directors may deem relevant at that time.

You should not expect to receive a liquidation distribution

If we were to wind-up or dissolve Poly International and liquidate and distribute our assets, our shareholders would share ratably in our assets only after we satisfy any amounts we would owe to our creditors.  If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution.  Accordingly, we cannot give you any assurance that sufficient assets will remain available after the payment of our creditors to enable you to receive any liquidation distribution with respect to any Shares you may hold. Moreover, the holders of the Corporation’s subsidiary’s Preferred Stock are entitled to receive a preferential distribution on liquidation equal to their original investment further making a distribution to the holders of Common Stock of the Corporation unlikely.

Our right to issue additional shares of stock at any time could have an adverse effect on your proportionate ownership and voting rights

We are authorized under our Articles to issue up to 100,000,000 shares. Subject to compliance with applicable corporate and securities laws, we may issue these shares under such circumstances and in such manner and at such times, prices, amounts and purposes as our board of directors may, in their discretion, determine to be necessary and appropriate.  Your proportionate ownership and voting rights as a common shareholder could be adversely affected by the issuance of additional Shares, including a substantial dilution in your net tangible book value per share.

Item 4. Use of Proceeds

We intend to raise a maximum amount of $2,000,000 from the sale of 500,000 shares of common stock at $4.00 per share. This Offering has no minimum amount. All funds received from this Offering will be held in trust until the closing or until $1 million is raised from this Offering.   We have no intention to return any proceeds to investors.

The proceeds of this Offering are expected to be sufficient for Poly International and Polygenetics to accomplish all of its business objectives over the next twelve (12) months, but this cannot be guaranteed.  We do not intend to spend all proceeds from the Offering during the twelve months following receipt of the proceeds. At some point in the future it is likely we will need more capital. There are no assurances that additional financing will be available.

The following table indicates how we intend to use these proceeds of this Offering.

Proceeds from Sale of Common Stock	$2,000,000
Expenses Costs of the Offering Consulting Working Capital – Poly Inc. Working Capital - Polygenetics Legal and Accounting Marketing and Promotion – Polygenetics R&D Expenses Capital Equipment	$25,000 $65,000 $20,000 $1,200,000 $130,000 $150,000 $210,000 $200,000
Total	$2,000,000

The above expenditure items are defined as follows:

Costs of the Offering:  We will be required to pay the costs of this offering, estimated to be $25,000 for consulting fees in preparing this prospectus from the funds raised under this Offering.

Consulting. Some consulting costs associated with hiring chemists primarily on a project basis for certain R&D projects such as development of Polygenetics’ polymers or customer proof of concept and development work are anticipated.

Working Capital:  This expense refers to working capital to be used for continuing operations.

Legal and Accounting: This expenditure item refers to the normal legal and accounting costs associated with maintaining a publicly traded company. It will also cover the cost of preparation of appropriate agreements and documents connected to our licensing program.

Marketing and Promotion: This item refers to the cost of a basic marketing campaign and efforts expended to acquire new potential licensees.  The bulk of these costs involve travel and accommodation expenses plus costs of attending various biomedical and pharmaceutical conferences.

R&D Expenses. This item represents addition of new personnel to carry out new polymer development projects and research into possible new applications of existing polymer materials.

Capital Equipment. This item represents acquisition of capital equipment necessary to carry out the R&D program described above. This equipment consists of research and lab equipment to produce polymers in research quantities and perform various tests on the polymers.

There is no assurance that Poly, Inc. will raise the full $2,000,000 as anticipated. The following is the break down of how management intends to use the proceeds if only 50 percent, 75 percent, or 100 percent of the total Offering amount is raised:

Expenditure Item	50%	75%	100%
	$	$	$
Offering Costs	25,000	25,000	25,000
Consulting	35,000	45,000	65,000
Legal and Accounting	90,000	100,000	130,000
Marketing and Promotion	60,000	90,000	150,000
R&D Expenses	140,000	140,000	210,000
Capital Equipment	100,000	100,000	200,000
Working Capital- Polygenetics	530,000	980,000	1,200,000
Working Capital – Poly, Inc.	20,000	20,000	20,000
TOTAL	1,000,000	1,500,000	2,000,000

In the event that only 50% of the Offering amount is raised, we would continue with our development plans, reducing capital equipment costs, R&D expenses, consulting, some legal and some marketing costs.

If 75% of the total Offering amount is raised, we would continue with our development plans, reducing capital equipment costs, R&D expenses, consulting, some legal and some marketing costs.

If we do not raise any funds under this Offering then we will have the additional expenses of $25,000 for the costs of this Offering which will be additional debt and will be required to be paid from any available operating capital.  We may not have sufficient operating capital to pay this debt on a timely basis.

Item 5. Determination of Offering Price

There is no established market for our stock. Although we attempted to establish a good faith value for our Company if the offering were successful and we became a public company, the offering price for shares sold pursuant to this Offering was arbitrarily set at $4.00 per share. Factors considered in determining the offering price included maximizing the amount of money that could be raised while minimizing the amount of dilution to the existing shareholders. Of the 5,547,603 shares of common stock held by our officers and directors, 2,700,000 shares were sold for total consideration of $2,700, and the remaining 4,153,172 shares were issued to acquire the 55% of the issued and outstanding shares of our subsidiary, Polygenetics.  All of the shares of Poly International that are currently outstanding are restricted. The additional factors that were included in determining the sales price are the lack of liquidity since there is no present market for our stock and the high level of risk considering our lack of profitable operating history.

Item 6. Dilution

“Net tangible book value” is the amount that results from subtracting the total liabilities and intangible assets from the total assets of an entity.  Dilution occurs because we determined the Offering price based on factors other than those used in computing book value of our stock.  Dilution exists because the book value of shares held by existing stockholders is lower than the Offering price offered to new investors.

We are offering shares of our common stock for $4.00 per share through this Offering.  Our directors and officers and affiliates purchased 2,700,000 shares of our common stock for $0.001 per share and we issued a total of 4,153,187 shares of our common stock at a deemed price of $0.001 per share for the acquisition of 55% of the total issued and outstanding shares of Poly, Inc.

As at September 30, 2006, our consolidated net tangible book value was ($0.019) per common share.  If we are successful in selling all of the offered shares at the public offering price, our pro forma net tangible book value of Poly International would be $1,844,160 after deducting remaining Offering costs of $25,000, or approximately $0.251 per share, which would represent an immediate increase of $0.270 in net tangible book value per share and $3.75 or 94% per share dilution to new investors, assuming all the shares are sold at the Offering price of $4.00 per share.

Following is a table detailing dilution to investors if 50%, 75%, or 100% of the Offering is sold.  Table assumes net offering costs of $25,000 regardless of percentage of Offering sold.

	50%	75%	100%
Net Tangible Book Value Per Share Prior to Stock Sale	(0.019)	(0.019)	(0.019)
Net Tangible Book Value Per Share After Stock Sale	0.119	0.186	0.251
Increase (Decrease) in Net Book Value Per Share Due to Stock Sale	0.138	0.205	0.270
Immediate Dilution (subscription price of $4.00 less net tangible book value per share)	3.862	3.795	3.73

Item 7. Selling Security Holders

Our current shareholders are not selling any of the shares being offered in this prospectus.

Item 8. Plan of Distribution

Upon effectiveness of the registration statement, of which this prospectus is a part, we will conduct the sale of shares we are offering on a self-underwritten, best–efforts basis. There will be no underwriters used, no dealer's commissions, no finder's fees, and no passive market making. The officers and directors of Poly International, Mr. James Benson, Mr. Kent Anderson, and Mr. Marco Bastidas will sell the securities on behalf of Poly International in this Offering. Mr. James Benson, Mr. Kent Anderson,  and Mr. Marco Bastidas are not subject to a statutory disqualification as such term is defined in Section (a)(39) of the Securities Exchange Act of 1934. They will rely on Rule 3a4-1 to sell Poly International’s securities without registering as broker-dealers. They are serving as officers and directors and primarily perform substantial duties for or on behalf of Poly International otherwise than in connection with transactions in securities and will continue to do so at the end of the Offering, and have not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and have not nor will not participate in the sale of securities for any issuer more than once every twelve months. Our officers and directors will not receive commissions or other remuneration in connection with their participation in this Offering based either directly or indirectly on transactions in securities. Our officers and directors intend to personally contact their friends, family members and business acquaintances in attempting to sell the shares offered hereunder. Poly International will not be conducting a mass-mailing connection with this offering, nor will it offer shares to potential customers.  Poly International may also employ the services of an agent or intermediary to introduce Poly International to prospective subscribers to the Offering. In such event, Poly International is prepared to pay commissions or finder’s fees of up to 10% of the proceeds from the Offering.  In the event that Poly International does employ the services of an agent or intermediary, and such agent or intermediary is acting as an underwriter, Poly International will file a post effective amendment to name such underwriter, disclose the material terms of the underwriting, disclose the material terms of such underwriting agreement and file such as an exhibit.

We plan to offer our shares to the public, at a price of $4.00 per share, with no minimum offering amount. However, until we receive $1 million from this Offering, all proceeds will be held in trust with our U.S. securities counsel, Lawler & Associates, a professional law corporation. The officers, directors and existing shareholders and affiliates will not purchase any shares under this Offering. We plan to keep the Offering open until we sell all of the shares registered, or July 1, 2008 which ever occurs first, but reserve the right to terminate the offering sooner if we deem it appropriate.  There can be no assurance that we will sell all or any of the shares offered.  We have no arrangement or guarantee that we will sell any shares.  All subscription checks will be made payable to Poly International or as we may otherwise direct.

Item 9. Legal Proceedings

Neither Poly International nor its subsidiary, Polygenetics, is a party to any pending legal proceedings, nor is Poly International aware of any governmental authority contemplating any legal proceeding against it.

Item 10. Directors, Executive Officers, Promoters and Control Persons

James Benson, Ph.D. – Chairman, CEO, President and member of the Board of Directors, age 64

Dr. James R. Benson is the founder, Chairman and CEO of Polygenetics, Inc. and has been since its founding in 1993, and has also served as President since November 2002. He is also the CEO and President of Poly International. His background consists of more than thirty years of experience in advanced technology businesses including developing, manufacturing and marketing porous polymer materials. He has worked in strategic partnerships with major corporations and is a recognized expert in advanced polymers and biomedical matters. He occasionally provides expert witness services for high profile patent infringement, trade secret and product liability cases.

Dr. Benson was a co-founder of NASDAQ listed Dionex Chemical Corporation; a company involved in spherical polymer development, and eventually became its President. After leaving Dionex, he founded Interaction Chemicals Inc. for the purpose of developing and marketing advanced spherical polymers for chromatography applications. He later sold Interaction to E. Merck (Darmstadt). He then founded Sunstorm Research Corporation, a company involved in consulting and in licensing and technology transfer of advanced materials. Through Sunstorm, he negotiated a license for polymer technology from Unilever Plc. that ultimately led to the birth of Polygenetics. Dr. Benson is supported by outside consultants and advisors who are leaders in the medical and pharmaceutical fields and have significant experience in management of biomedical and high technology companies. He obtained his Ph.D. from Stanford University.

Kent P. Anderson, Ph.D. – CFO and member of the Board of Directors, age 64

Dr. Anderson has been the CFO and a director of Poly International since its founding; he is also the CFO and a director of Polygenetics, Inc. having been first elected in April 2004. Dr. Anderson is a former vice president and is currently special consultant to National Economic Research Associates, Inc. (NERA). He retired as Vice President of NERA and became a consultant to NERA in 2001. He has worked on a variety of economic matters throughout his career. Dr. Anderson provided expert advice and/or testimony on economic damages in a variety of proceedings, including those having to do with antitrust liability, patent infringement, breach of contract and lender liability. He also analyzed the economics of such diverse industries as major league baseball, yellow pages advertising, the postal service, computerized airline reservation systems, exotic mushrooms, pharmaceuticals, and biotechnology. He obtained his Ph.D. in economics from MIT.

Marco Bastidas – Secretary and member of the Board of Directors, age 42

Mr. Bastidas has served as Poly International’s Secretary and a member of the board of directors since its inception. Mr. Bastidas has been a self-employed businessman since 1994.  From 1994 to present, Mr. Bastidas has been involved in several business ventures, including the development of companies to initial public offering.  Mr. Bastidas is the sole shareholder and director of 874226 Alberta Ltd., dba Western Translation Services, a private company in the business of providing translation services.

Mr. Bastidas obtained his Bachelors of Commerce (Honours) degree from the University of Ottawa in 1990, with a specialization in marketing and international business.

Jacqueline Danforth– member of the Board of Directors, age 34

Ms. Danforth has been a member of the Board of Directors since September 1, 2005. She is the CEO and President of FACT Corporation, a company which trades on the over-the-counter bulletin board. Ms. Danforth has been a director and Secretary-Treasurer of Food and Culinary Technology Group Inc., a subsidiary of FACT Corporation since November 7, 2001, and President since July 22, 2002.  Ms. Danforth was also named Secretary-Treasurer and appointed to the Board of Directors of FACT Products Inc. on November 5, 2001, and has been President and a director of Wall Street Investment Corp since November 15, 2001.  Ms. Danforth became the President, Secretary and Treasurer, as well as a director of Wall Street Real Estate Ltd. upon its incorporation on July 23, 2002. Over the past ten years, Ms. Danforth has worked for both private and publicly traded companies, providing management and direction. She has extensive experience in start up operations, and her range of experience with publicly traded corporations listed on both Canadian and US exchanges includes all aspects of public reporting, corporate finance and shareholder communications. She has worked in a broad range of industry sectors including natural resources and technology. Ms. Danforth continues to provide consulting services to other private and public corporations on a limited basis, and sits as a director on several private and public boards, such as Grand Cru Resources Corp and Templar Resources Corporation both CDN public reporting companies. She is the President and sole director of Argonaut Management Group, Inc., her private consulting company.

Nai-Hong Li, Ph.D. - Director of Research – Polygenetics, Inc., age 67

Dr. Li, co-founder of Polygenetics, Inc. and has been a full time employee of Polygenetics, Inc. since June 2005. Prior to that time he was a part time consultant to Polygenetics since its founding and a Research Associate with the Department of Chemistry of the University of Alberta. He is primarily responsible for advancing Unilever’s underlying technology such that spheres can be economically manufactured having the unique morphology that characterizes Cavilink™ microspheres. Dr. Li is co-inventor on several Cavilink™ patents and continues to advance Polygenetics’ polymer technology. He completed his Ph.D. work at Nankai University in Tianjin, China, specializing in polymers, their structure and chemistry.

William Landgraf, Ph.D. – Consultant –Polygenetics, Inc., age 76

Dr. Landgraf has been self employed as a consultant for over five years and assisted Polygenetics, Inc. as a consultant during that time. He worked to advance Polygenetics’ hydrophilic polymer technology and was principally responsible for developing and advancing the work on zero-order release of drugs utilizing Polygenetics’ Cavilink™ microspheres. He co-authored a monograph describing this work that was published in Drug Delivery Technology (2003, 2005). Dr. Landgraf has worked for Dey Laboratories and Syntex and has experience in obtaining FDA approval of drugs and medical devices. He obtained his Ph.D. in physical organic chemistry from Stanford University.

Robert A. Hiatt, M.D., Ph.D. – Board of Directors- Polygenetics Inc., age 64

Dr. Hiatt is currently Director of Population Sciences at the University of California San Francisco Cancer Center (UCSF); he was Professor of Epidemiology at the UCSF School of Medicine from 1998-2003 until being appointed to his present position. Prior to accepting this position, Dr. Hiatt was Deputy Director of Division of Cancer Control & Population Sciences, National Cancer Institute, NIH. Dr. Hiatt obtained his M.D. from the University of Michigan Medical School, a Masters in Public Health from UC Berkeley, and his Ph.D. from UC School of Public Health, Berkeley.

Scientific Board of Advisors of Polygenetics, Inc.

Polygenetics has assembled a group of scientific advisors to assist management in exploiting its technology and addressing new markets. The board contains Dr. James Thrall, Dr. Robert Hiatt and Dr. Gerald Masover, who have each served on the Board for over five years.

Dr. James Thrall obtained his B.S. and M.D. degrees from the University of Michigan and completed his medical residency at the Walter Reed Army Medical Center. He has been a professor at the University of Michigan and has served as a professorship at the Harvard Medical School since 1988. Dr. Thrall was also appointed Radiologist-in-Chief at the Massachusetts General Hospital in 1988, and chairs its International Medicine Committee. He has also cofounded two biomedical companies in partnership with the Massachusetts General Hospital.

Dr. Robert Hiatt earned his B.A. and M.D. degrees at the University of Michigan and his MPH and Ph.D. degrees at the University of California, Berkeley. He is board certified in both internal and preventive medicine, has served as an Assistant Director at the Permanente Medical Group, Inc. and the Director of Prevention Sciences, Northern California Cancer Center. Dr. Hiatt currently holds the position of Director of Population Sciences at the UCSF Cancer Center, and Professor of Epidemiology at the UCSF School of Medicine.

Dr. Gerald Masover worked as Quality Control Senior Microbiologist at Genentech, Inc. beginning in 1991. He is currently retired from Genentech, but works as consultant for that company. He obtained his Ph.D. from Stanford University School of Medicine. He is a registered pharmacist and has degrees in biology and pharmacy from the University of Illinois, Chicago. He has published extensively in the field of microbiology and is a renowned expert in mycoplasma, FDA regulated quality assurance and related microbiological manufacturing operations.

None of our executive officers or directors have been involved in any bankruptcy proceedings within the last five years, been convicted in or has pending any criminal proceeding, been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or been found to have violated any federal, state or provincial securities or commodities laws.

Audit Committee Financial Expert

We have not yet formed our audit committee and therefore we have not yet determined any financial expert.  We expect to form our audit committee immediately upon completion of our offering.

Item 11. Security Ownership of Certain Beneficial Owners and Management

The following is a table detailing the current shareholders of Poly International owning 5% or more of the common stock, and shares owned by Poly International’s directors and officers as of January 20, 2007:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common	James R. Benson Director, CEO, President 15143 Kennedy Road Los Gatos, CA 95032	4,497,603 shares held directly	65.6%

Common	Marco Bastidas Director, Secretary 1832-19th Ave S.W., Calgary, Alberta T2T 0J6	1,050,000 shares held indirectly (2)	15.3%

Common	Kent P. Anderson Director, Chief Financial Officer 803 Greystone Place San Luis Obispo, CA 93401	0	0
	Jacqueline Danforth, Director 2102 18A Street SW Calgary, AB t2T 4W2	0	0
Common	Directors and officers as a group of four (4)	5,547,603 shares held	80.9%
Common	Nai-Hong Li 707 Continental Circle, Apartment 234 Mountain View, CA 94040	1,155,569 held directly	16.9%

(1)

The percentage of class is based on the total number of shares outstanding of 6,853,172.

(2)

These shares are held in the name of Metro Global Management Inc., a company of which Marco Bastidas is the sole shareholder.

Item 12. Description of Securities

Common Stock

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock with $0.001 par value.  We are not authorized to issue any series or shares of preferred stock.

Common Stock

Each holder of our shares is entitled to one vote for each share owned of record on matters voted upon by stockholders. Holders of our common stock do not have cumulative voting rights. Under the California Corporations Code (the "Corporations Code"), a majority vote of outstanding shares is required to amend Poly International’s Articles and certain other actions, while a majority of shares voting at a meeting is required to approve corporate reorganizations and certain other transactions is required for all action to be taken by stockholders. Any director may be removed from office by the vote of the stockholders unless the votes cast against removal would have been sufficient to elect the director. If the Board of Directors were to declare a dividend out of funds legally available therefore, all of the outstanding shares of common stock would be entitled to receive such dividend.  We have never declared dividends and we do not intend to declare dividends in the foreseeable future.  If we were liquidated or dissolved, holders of shares of our common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities.   In the event of a liquidation, dissolution or winding-up of the Corporation, the holders of our shares are entitled to share equally and ratably in the assets of the Corporation, if any, remaining after the payment of all debts and liabilities of the Corporation, and payment of the liquidation preference of any outstanding preferred stock. The Shares have no preemptive rights and no redemption, sinking fund or conversion provisions.

Item 13. Interest of Named Experts and Counsel

Poly International has not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in Poly International or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of Poly International.

Child, Van Wagoner and Bradshaw, PLLC of, Salt Lake City, Utah, have audited our financial statements for the years ended December 31, 2004 and December 31, 2005 and presented their audit report dated August 16, 2006 regarding such audit which is included with this prospectus with consent as experts in accounting and auditing.

W. Scott Lawler, Esq. whose offices are located at 11622 El Camino Real, Suite 100, San Diego, California, 92130 has issued an opinion on the validity of the shares offered by this prospectus, which has been filed as an exhibit to this prospectus with Mr. Lawler’s consent.

Item 14. Disclosure of Commission Position of Indemnification for Securities Liabilities

The California Corporations Code requires Poly International to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The California Corporations Code permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of Poly International and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The California Corporations Code prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the California Corporations Code may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The California Corporations Code also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Section 7 of Article IX of Poly International’s bylaws, Poly International is authorized to indemnify its officers and directors to the fullest extent authorized under California law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling Poly International pursuant to the foregoing provisions, Poly International has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Items 15 and 16. Organization Within Last Five Years and Description of Business

BUSINESS DEVELOPMENT AND GENERAL DESCRIPTION

Company History

We are a California corporation that was formed for the purpose of acquiring a control position in Polygenetics, Inc., a California corporation ("Polygenetics").  Effective September 5, 2005, Poly International acquired approximately 55% of the total issued and outstanding shares of Polygenetics. Polygenetics was organized to develop and commercially exploit certain porous polymer chemistry in the biomedical and biotechnology fields.

Milestones

What Polygenetics must do and how it will be accomplished	Target completion date or, if not known, the number of months to complete	The cost of completion
Develop three new polymers	12 months	$ 250,000
Prosecute two new patents	12 months	$ 50,000
Engage three new development agreements	12 months	$ 60,000
Establish partnership for development of new biomedical technology	12 months	$ 150,000
Acquire capital equipment	3 months	$ 100,000

New Polymers

The Company hopes to develop two and possibly three porous polymers with surface characteristics that differ from the surface characteristics of its current polymers.  These new polymers are being developed in anticipation of their usefulness in applications of potential customers, but not at the request of or for the benefit of any specific party.  The expenditures cited above cover basic research and development costs and directly related overhead.

New Patents

The Company expects to file applications for two and possibly three United States patents with claims covering the new characteristics of its porous polymers.  The expenditures cited above cover the anticipated legal fees for filing and prosecuting these patent applications.

Developments Deals

The Company typically enters into relatively short term Proof of Concept Agreements with its customers to demonstrate that the Company’s polymers will, in general, be a suitable delivery agent for the customer’s product.  If these efforts are successful, the customer and the Company typically enter into a longer term Development Agreement to develop and refine a polymer to precisely suit the customer’s needs for a specific product.   The Company believes that over the next year, it will enter into three such development agreements with two customers now engaged in proof of concept transactions and with one or more new customers now being pursued.  The expenditures cited above cover the travel and other out of pocket expenses, as well as the legal expenses, associated with consummating these transactions.

Biomedical Partnership

The Company is in preliminary and confidential negotiations with a scientist affiliated with an academic institution to enter into a cooperative arrangement to develop the Company’s polymers for two specific biomedical applications.  The expenditures cited above cover the travel and other out of pocket expenses, as well as the legal expenses, associated with consummating these transactions and the basic research and development costs and directly related overhead that are estimated to be borne by the Company during the first year of this project.

New Equipment

The Company plans to purchase a pharmaceutical coating instrument, a microscope, a balance, a spectrophotometer, two vacuum ovens, a gas chromatograph, an automatic sampler, an extraction apparatus and miscellaneous and other analytical instruments.  These will be used in the Company’s research and development activities, in analyzing the polymers it develops and in producing laboratory and evaluation quantities of such polymers.  The expenditures cited above cover the cost of acquiring this equipment.  The Company plans to acquire all of this equipment shortly after the close of its offering under this prospectus.

None of the expenditure amounts in the “Milestones” table above includes basic overhead to keep the Companies going.

Recent Milestones

Polygenetics has successfully licensed its technology for an important medical application to a major biomedical corporation, Boston Scientific Corporation. Boston Scientific obtained its first FDA approval on the use of products it developed under Polygenetics’ intellectual property and has begun shipping those products to its customers. The products involve a new line of differentiated embolotherapy. Embolotherapy is a recently approved medical procedure that involves injection of porous polymer spheres into the vasculature surrounding non-metastatic tumors. These porous polymers block blood flow to the tumor, thereby depriving it of nutrients. The tumor succumbs and is eventually absorbed by the body. The procedure is minimally invasive and has proved effective in treating a variety of cancers. The second phase of the licensing agreement covers local delivery of therapeutic drugs utilizing Polygenetics’ Cavilink™ technology, potentially revolutionizing embolotherapy applications. The licensee hopes to obtain its second FDA approval during 2007. Obtaining the first FDA approval was the first milestone under the license agreement, which triggered payments by Boston Scientific to Polygenetics as well as quarterly royalty payments and milestone payments. Polygenetics will receive additional milestone payments upon the second FDA approval as well as continued royalty payments on new product sales.

Applications / Products

Polygenetics is currently focused in two principal areas:

.

• Proprietary drug delivery products

.

• Artificial organs

In addition, since there have been some encouraging results in the gene therapy market, the Company would consider further work in this area providing it finds an industrial partner.

Polygenetics’ porous polymers have demonstrated delivery of drugs with zero order kinetics in-vitro. This means that drugs released by Polygenetics’ Cavilink™ microcarriers will enter the bloodstream and remain at a constant level of concentration for an extended period. This contrasts with conventional release mechanisms that follow “first order release” wherein drugs quickly rise to very high concentrations in the blood, then fall off rapidly to low levels (below therapeutic range). Delivery of drugs carried by Cavilink™ microspheres is based on the unique structure of those microparticles and should be applicable to a wide range of drugs. Articles describing these results were published in Drug Delivery Technology (2003, 2005).

Cavilink™ polymers have unique, large interconnected cavities ideally suited to growing cells such as spheroid shaped hepatocytes that have been shown to be the most effective in performing liver-specific functions, and chondrocytes, cells associated with cartilage. Cavilink™ microspheres have also been shown effective in immobilized enzyme applications and have been used in growing human cells in culture.  Polygenetics believes these polymers are ideally suited for tissue engineering applications such as those described.

Gene therapy products consist of proprietary porous polymer substrates containing cavities sufficiently large to retain and carry genetically altered viruses to specific cells in the human body. These polymer substrates could transmit large amounts of modified viruses and protect them from the immune system of the host. When the polymer spheres become in contact with cells they deliver the viruses over an extended time period allowing transfer of genetic information. Targeting of specific cells may also be possible. This project has been sufficiently developed by a collaborating scientist that Polygenetics is prepared to begin animal testing providing it finds an acceptable business partner. Results were recently published in J. Virolog. Methods. 95 (2001) 57-64.

Polygenetics is poised to apply the advantages of its unique polymer technology to drug delivery markets via development agreements that are expected to lead to license agreements with leaders in the various fields. This focus follows Polygenetics’ recent success in licensing Boston Scientific and that company obtaining FDA approval on products it developed under Polygenetics’ license. Polygenetics anticipates it will secure at least two more development agreements in 2007.

Mission

Polygenetics’ mission is to develop innovative, practical and high quality technology that will lead to more efficacious and safer products in the fields of drug delivery, gene therapy, artificial organs and related biomedical applications. The maximization of shareholder value will be the key criteria for prioritizing the different business opportunities foreseeable with Polygenetics’ products and technologies. Polygenetics will always view itself as responsible to the biomedical community who license and/or use our products. Through a long-term commitment to this mission, we should be known as a company that innovates and succeeds.

Intellectual Property

Seven core USA patents covering the Cavilink™ microspheres have been issued to an affiliate of Polygenetics, Sunstorm Research Corporation, that protect and differentiate this technology from that developed by Unilever, which was the original basis for Polygenetics’ business in 1993. (Polygenetics has an exclusive license from Sunstorm to develop these patents in the fields of medical and prescription drug applications.) The claims in these patents cover method, process and composition of matter for Cavilink™ microspheres. Since the claims are structured to preclude anyone else from making similar spherical-shaped particles utilizing a different technology, Polygenetics believes that they present barriers to any current or future competition. Two patent applications filed by Sunstorm and licensed to Polygenetics through the PCT for Europe have been granted, as well as one in Australia. Two Japanese patent applications are pending. Polygenetics also intends to aggressively pursue additional patent protection for its core technology and new discoveries, as well as file for patents covering the various applications of Cavilink™ as they are developed.   These patents, which are owned by our affiliate Sunstorm and licensed to us exclusively in our fields of use, are separate from the eleven patents originally licensed by Sunstorm from Unilever, which license was assigned to us; seven of the eleven licensed Unilever patents have since expired; the remaining four Unilever patents expire over the next few years.  The Company does not believe that these four patents are material to its current business operations.

Sunstorm has made application for two Japanese patents which we have listed as patents pending at the bottom of the following table.

Polygenetics holds licenses from Sunstorm Research Corporation for biomedical and biotechnology applications under the following patents (these patents all represent new discoveries made by Polygenetics and do not include any of the patents licensed from Unilever):

Patent number	Date issued	Title
US 5,583,162	1996	Polymeric Microbeads and Method of Preparation
US 5,653,922	1997	Polymeric Microbeads and Method of Preparation
US 5,760,097	1998	Methods of Preparing Polymeric Microbeads
US 5,863,957	1999	Polymeric Microbeads
Australian Patent 702241	1999	Polymeric Microbeads and Method of Preparation
US 6,048,908	2000	Hydrophilic Polymeric Microbeads
US 6,100,306	2000	Polymeric Microbeads and Method of Preparation
US 6,218,440	2001	Hydrophilic Polymeric Microbeads and Method of Preparation
EP 0764047	2003	Polymeric Microbeads and Method of Preparation
EP 0993337	2004	Hydrophilic Polymer Material and Method of Preparation

Japanese Patents Pending
08-501165	Pending	Hydrophilic Polymer Material and Method of Preparation (1995)
11-505611	Pending	Polymeric Microbeads and Method of Preparation (1998)

An opposition was filed in the European Patent Office against one of the European patents. Sunstorm has filed a reply arguing for maintenance of the patent as granted, and alternatively requesting minor claim amendments.  This matter is still awaiting action by the European Patent Office, which may require further argument or oral proceedings before issuing a decision to maintain the patent as granted, amend the patent, or revoke the patent.  Any such decision will be subject to appeal.  Our management, however, does not believe the outcome, whether in favor of or against Polygenetics, will adversely affect Polygenetics’ ability to carry out its business plan as described in this Prospectus.

In addition, an affiliate of Polygenetics, Sunstorm Research Corporation, has filed an application to register the trademark Cavilink in the United States.  Polygenetics licenses the Cavilink trademark on a royalty free basis.

Research and Development

Polygenetics is regularly examining roles that research is expected to play in the company’s growth. Polygenetics is currently focused on developing specific applications that will enable its core technology to offer competitive market advantages and therefore appeal to prospective licensees. In order to promote the speed and effectiveness of Polygenetics’ future products, Polygenetics is committed to the following: (1) demonstrate zero-order release in vitro for a wider range of drugs; (2) demonstrate zero-order release in vivo (animal models); (3) develop bioerodible version of our technology [this would be useful both for drug delivery (injectable) and artificial organs]; (4) investigate improvements in manufacturing methods to reduce anticipated manufacturing costs – lower manufacturing costs would enable us to address applications having lower profit margins (compared with drugs, for example);and (5) co-develop with partners in the areas of gene therapy and artificial organs.

The Technology

Highly porous polymers

Polygenetics’ technology had its origins at Unilever Plc. Unilever invested several years in its program, and was awarded eleven patents on its high internal phase emulsion (HIPE) technology. Because this technology was not strategic to Unilever’s core business and their technology for bulk formation of the porous polymer made it difficult to utilize the product, Unilever decided to license its technology to other companies. Polygenetics (then Biopore Corporation) obtained a license to the technology in certain fields of use, continued development of the technology and achieved major technology breakthroughs: spherical forms of the polymer called Cavilink™. Production of polymers in spherical form greatly reduces manufacturing costs and adds important properties that enable it to address many more markets than originally conceived by Unilever. Polygenetics believes that these properties are particularly promising in the biomedical field.

Cavilink™ spheres can be custom manufactured in sizes from less than 100 to over 1000 micrometers and have cavities ranging in size from less than 1 to more than 30 micrometers. Polymers can be produced having total porosities between 70% and 90%, much higher than competitive porous polymers. In addition, Cavilink™ microspheres are distinguished by their cavities being interconnected by smaller pores. In contrast, competing porous polymers have much smaller pores that are not interconnected, but terminate inside the polymer body, making the free flow of liquids in and out of these pores much more onerous.

Furthermore, the technology allows for use of different polymer chemistries, thus permitting a wide range of materials that can be developed while maintaining the unique and proprietary morphology. The surface chemistries of Cavilink™ spheres can be further modified to impart desired characteristics for a given application, such as improved and molecular specific adsorption or controlled release of substances placed in the cavities.

Business Strategy

Polygenetics intends to follow its recent success in licensing applications under its patent portfolio. Development fees, license fees, milestone payments and royalties will continue to increase Polygenetics’ revenues as it secures license agreements with additional parties.

The core technology for making different Cavilink™ microspheres has already been developed and patented. This enables Polygenetics to focus on developing applications for its polymers in a variety of biomedical applications where they can offer significant competitive advantages to its current licensee and its future licensees. Initial emphasis will be placed on applications for drug delivery, gene therapy, and artificial organs. Where necessary, Polygenetics will tailor its products to amplify and enhance benefits offered for these specific applications.

In order to expand upon its recent success, Polygenetics plans to seek prospective licensees who are leaders in markets it has targeted. These companies will be chosen based on their market position, technical expertise and capability for working with Polygenetics to develop new products. Utilizing the licensee’s knowledge in specific applications should enable Polygenetics to accelerate the identification of needs it can address and then design optimal products.

Agreements with licensees will be structured to give them rights, and in some cases exclusive rights in one or more fields of use, to utilize Polygenetics’ products in well-defined applications within defined territories or world wide. Polygenetics will retain rights to use any products or knowledge developed for all applications outside the field of use that has been licensed. It is anticipated that Polygenetics should therefore realize a broad knowledge base that it can leverage in further developments. This knowledge base should continually enhance Polygenetics’ ability to create new applications for its own products as well as increase opportunities to license other customers in diverse fields of use. The value of its knowledge base should increase its chances for further successful developments, making Polygenetics more attractive to current and future partners, and increase its shareholder value.

Applications

1.

Advanced Drug Delivery

The Market

Drug delivery involves an application of biochemical engineering and consists of a formulation or device that delivers therapeutic agents to desired body locations and/or provides timely release of those therapeutic agents. Drug delivery is a system of its own and is not a therapy; however it improves the efficacy and/or safety of the therapeutic agents that are carried.

A broad diversity of drug delivery systems and their key applications presently exist. Fast-dissolving oral tablets, needle injection systems, transdermal patches, transmucosal delivery, drug-coated stents, nanotechnology, liposomes, monoclonal antibodies, gene delivery, and implants all contribute to the varied ways that drugs can be delivered. Consequently, there are many approaches available for delivering drugs that target major diseases including cardiovascular, cancer, asthma, diabetes, and the central nervous system as well as others.

Drug delivery systems can help major pharmaceutical and biotechnology companies overcome productivity and patent expiration issues. Many major drugs will reach patent expiration during 2007-2011 and will lose more than $40 billion in market value to generic drug makers. Polygenetics’ management therefore believes that pharmaceutical and biotechnology companies therefore have great interest in using drug delivery to develop future commercial opportunities.

The drug delivery market is dramatically changing due to introduction of new techniques and routes of delivery. R&D spending along with increasing competition, new technologies, the international marketplace and a changing customer base are contributing to creation of a new kind of market involving drug delivery systems. Benefits of new formulations which give a competitive edge after expiration of patents, market extension, drug rescue, reduction of drug development cost and reduction of healthcare costs are all considered, making this approach essential to companies involved in the drug delivery sector.

Management’s research of the market indicates that the U.S. market for drug delivery systems was $43.7 billion in 2003 and is expected to rise to $74.5 billion by 2008. The sustained release (oral, injectable and topical) dosage form market segment has grown considerably in past years. Sustained release drugs realized sales of $21.5 billion in 2003 and the market is expected to reach $34.1 billion by 2008. Targeted drug delivery systems, another market segment, saw sales of $8.3 billion in 2003 and is expected to grow to $15.5 billion in 2008.

Oral controlled-release medication will continue to account for the largest share of drug delivery system demand based on favorable cost advantages, a wealth of potential new product applications and significant efficacy advantages over conventional dosage formulations. Demand will expand 7.8 percent per year to $36.5 billion in 2007. Medicines adapted to controlled-release coated-bead, diffusion and reservoir systems will all post steady sales gains as drug makers seek to gain competitive advantages by introducing new, improved formulations of off-patent pharmaceuticals. Spurred by ingestion and onset-of-action benefits, oral buccal and rapid disintegration doses will generate rapid growth opportunities in the delivery of pain control and other critical care matters such as cardiovascular irregularities. Longer term, oral drug delivery systems based on polymers, liposomes and other unique substances are expected to penetrate applications involving proteins and other pharmaceuticals which can now only be administered safely and effectively through injection or infusion.

Potential of Cavilink™ Polymers

It is believed that Cavilink™ microspheres could be utilized for developing formulations offering:

.

• Enhanced Efficacy

.

• Improved Safety Profiles

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• Increased Compliance

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• High Drug Loadings

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• Favorable Economics

.

• Patent Protection

Enhanced efficacy derives from zero-order kinetics, and allows blood concentration of drugs to be maintained within the desired therapeutic range. This would avoid periods in which drug levels may drop below the minimum therapeutic limit and render treatments less effective. Zero-order kinetics also provides the basis for improved safety. Reducing blood level fluctuations of drugs, and particularly high peak levels seen with conventional first-order kinetic formulations, would decrease unwanted side effects.

By extending the time over which drug blood levels are maintained in the therapeutic range, Cavilink™ based formulations would allow for reduced dosing regimens. This is especially important with drugs that need to be taken three or more times per day as well as with drugs taken by elderly patients who sometimes forget to take their medications. Reducing dosing regimens could thus increase compliance. In fact, increased compliance could further enhance the therapeutic effect of drugs.

Cavilink™ polymers have extremely high porosity thereby enabling much higher drug loading than many of the competing technologies. Up to 90% of the final formulation could contain active ingredients. Many competing technologies have much lower loadings of only 40-50%.

Both the cost of Cavilink™ and the process for loading them with drugs are relatively low compared to many of the sophisticated osmotic and liposomal systems currently studied. Therefore, the ultimate economics of Polygenetics’ products should be very favorable. This is particularly important when considering applications involving high volume, low cost drugs, some of which have not been formulated with new drug delivery systems because of their added costs.

Lastly, patents involving Cavilink™ technology would cover any new pharmaceutical formulations developed. Since these patents were recently issued, this protection should extend well beyond the time needed for commercializing new products.

Cavilink™ microspheres could also be particularly beneficial for delivery of polypeptide and protein-based drugs. These molecules are much larger than most conventional drugs, yet they would be beneficially contained within the large micrometer-sized cavities of Cavilink™ microspheres. Furthermore, protecting these very sensitive molecules in Cavilink™ cavities may reduce undesirable conformational changes that would make them less effective.

Cavilink™ therefore appears to be a valuable tool that pharmaceutical and biotechnology companies can utilize for:

.

•

Improving existing conventionally delivered formulations

.

•

Developing new formulations of off-patent, or soon to be off-patent drugs which could give significant product differentiation and effective patent extension

.

•

Making viable products from new drugs that might not be feasible without improved delivery systems

.

•

Creating generic versions of existing controlled delivery products.

2. Artificial Organs

The Market

In the US alone it is estimated that 10 million people have some form of liver disease or impairment that result from infection, cirrhosis, drug overdose, chemical toxicity, and other causes. Approximately 750,000 patients per year are treated in US hospitals for liver failure today. The increasing incidence of Hepatitis C is anticipated to dramatically add to this number in the future. In the most severe cases, liver transplantation has become a primary therapeutic option. However, there is a nationwide shortage of organ donors and a large number of patients die before a liver can be procured for transplantation. According to the American Liver Foundation, “as many as 15,000 Americans are now on waiting lists for liver transplants, and 1,500 die each year waiting for a liver. It is anticipated that the need for liver donors will increase 300 to 600 percent in the next ten years.” There is clearly a need for a medical device that would provide long-term support for patients with liver disease in the same way that kidney dialysis machines assist patients with kidney disease. Such a device would help patients awaiting liver transplants survive until a donor organ became available and could also help the millions of people with chronic liver diseases survive life-threatening flare-ups of their conditions. The potential market in the US is estimated at over $500 million annually.

It is said that arthritis will eventually affect everyone. Pharmaceutical companies have invested hundreds of millions of dollars in developing drugs and other therapies for the various forms of arthritis. Osteoarthritis, characterized by chronic degeneration of the cartilage of the joints, affects millions of people. Companies such as Genzyme have developed methods of utilizing a patient’s own chondrocytes for use in repair of cartilage defects. These advances are promising, but are limited to a small number of medical problems. What is desired is development of complete synthetic cartilage, grown from a patient’s own chondrocytes. Although research into this problem is underway, no one has yet found an appropriate scaffold for seeding the chondrocytes and allowing them to proliferate to sufficient density that new cartilage is formed.

Cavilink™ microspheres have been shown capable of receiving whole, living cells into their large cavities and allowing those cells to proliferate (published in Biochemical Engineering). Polygenetics intends to further advance this technology, and in collaboration with other companies, develop viable bioartificial livers, synthetic cartilage and other soft and hard tissue scaffolding.

Current Bioartificial Liver Devices

There has been an intense interest to design an optimal Bioartificial Liver (BAL) or extracorporeal liver assist device (ELAD) for patients with both acute and chronic liver failure. Such devices are expected to increase life expectancy of patients, improve the care and quality of life of patients and to reduce the costs of care.

Unlike the heart, lung or kidney, which has one primary function, the liver has multiple functions essential to maintain life, including carbohydrate metabolism, synthesis of proteins, amino acid metabolism, urea synthesis, lipid metabolism, drug biotransformation, and waste removal. Therefore, the preferred artificial liver support system would perform these various liver functions. Most liver support systems and therapeutic regiments used in the past relied on blood detoxification. However, this does not improve survival in patients with severe encephalopathy, which strongly suggests that blood detoxification should be accompanied by replacement of biotransformation and liver synthetic functions. This seems possible to achieve only with the use of intact hepatocytes.

Studies have shown that liver support systems based on viable hepatocytes can prolong life in animals having acute liver failure. Recent clinical trials in humans have shown very encouraging results for BALs utilizing both porcine and human hepatocyte cultures. A key objective of current work is to prolong the viability and specific liver functions of the hepatocytes. To this end, it has been shown that hepatocytes cultured into three-dimensional, tightly packed, freely suspended, multicellular aggregates, or spheroids remain viable longer and had significantly higher levels of liver-specific functions compared to hepatocytes in a monolayer. Various stationary culture methods for forming hepatocyte spheroids have been developed which employ different attachment substrates such as themoresponsive polymers, positively charged or chemically modified polystyrene. In addition, hydrogels, porous polyvinyl formal resin, water-soluble synthetic polymers, and porous polysulfone hollow-fibers have also been reported as supports for hepatocyte cultures. These materials have spherical shape, large surface area, exhibit large pores and high porosity, or are hydrophilic and biocompatible. Such features can help to achieve the high-density culture of hepatocytes desired, and enhance the cell spheroid formation. However, among these materials, no one possesses all the desired properties. There is thus a need for a support matrix that could provide all these properties in order to have a BAL with improved efficiency and effectiveness.

Advantages of Cavilink™ microspheres

The high porosity, large pore size and low density of Polygenetics’ Cavilink™ microspheres are ideally suited for this application. These polymers should enable large scale hepatocyte cultures having high cell densities and retaining a high level of liver-specific cell function. A particularly important feature of Cavilink™ microspheres is the smaller pores that interconnect between the large adjacent cavities. This should allow easy transfer of nutrients and blood plasma throughout the support structure and enable maximum interaction with the hepatocyte cultures. Furthermore, the large open cavities are conducive to the spheroid formation of hepatocytes that have been demonstrated to give the best results.

Cavilink™ microspheres can be tailored to meet specific requirements of the application. Either hydrophilic or hydrophobic polymers can be used. The surface of beads can be chemically modified with various functional groups to enhance cell adhesion, optimize hepatocyte or chondrocytes culture or impart other desirable characteristics. Different systems can be designed in which fresh hepatocytes or chondrocytes can be attached within the microspheres, frozen, stored and thawed when needed. Additionally, the costs for the Cavilink™ microspheres should be very competitive compared with other alternative supports.

It seems clear that Polygenetics’ novel patented polymers result in low-density materials that exhibit high mass transfer, high binding capacity and elevated effluent flow rates, and offer a unique combination of properties needed for this application. These polymers will allow the large-scale spheroid hepatocyte or chondrocyte cultures and high-density cell immobilization that should result in improved functioning in a bioartificial liver or synthetic cartilage. The first approach will be development of an extracorporeal device for use outside the body. In the future, the design flexibility afforded with Cavilink™ microspheres could also lead to the development of an implantable bioartificial liver.

There are a number of other cell support applications that Polygenetics believes could also benefit from the use of Cavilink™ microspheres. Based on the knowledge learned during the development of the products for bioartificial liver and synthetic cartilage, Polygenetics intends to identify and tailor products for related applications.

Regulatory Approval

Regulatory reviews and approvals, as well as confidential disclosure agreements (“CDAs”), may be required for products developed. With respect to the polystyrene copolymers that have been used in many of Polygenetics’ evaluations, the US Pharmacopoeia volume 23 lists Sodium Polystyrene Sulfonate and its aqueous suspension, as compendial items, for use in oral or rectal administration. The former have been used as cationic exchange resins and consist of microspheres having chemistry quite similar to many of the Cavilink™ microspheres being proposed for use in drug delivery. The significant differences between Polygenetics’ products and the US Pharmacopoeia listed polymers are physical, i.e. structural changes that are unlikely to result in any harmful effects within the patients. Therefore, Polygenetics believes there should be no unusually difficult or major hurdles in obtaining regulatory approval for these products.

Polygenetics’ proposed products for drug delivery applications will consist of two major components: the drug, which will be the active ingredient; and the polymer microcarriers, that should be reviewed as excipients. Since this polystyrene polymer is treated as an “FDA approved” compendial item, it should pose no serious review issues or regulatory concerns. The active ingredients initially being considered for drug delivery applications have previously been FDA approved for therapeutic use. Thus, Polygenetics does not expect major FDA review or approval delays.

The first use of products being developed for bioartificial livers are intended to be used in extracorporeal dialysis type devices. Though these will not be put directly into the human body, they likely will require regulatory approvals and an NDA as well. Additional approvals will be required if products for use in implantable bioartificial livers are also developed.

As part of Polygenetics’ business strategy, licensees will be responsible for getting regulatory approval of the final products. Part of the decision process in choosing licensees will involve assessing their ability to do pre-formulation work, establish chemical or biological stability standards, perform preclinical and clinical planning and statistical evaluation of clinical trials, and their GLP and GMP capabilities. Also taken into consideration will be their prior history in dealing with the FDA, and their ability to develop a comprehensive NDA package, e.g. CMC sections etc., which can be forwarded to the FDA, with a minimal delay. All of Polygenetics’ collaborations will reflect the concern for timely regulatory submissions, and where possible, allow Polygenetics to utilize all regulatory efforts obtained for one submission, to be used in other NDA submissions, in order to expedite future regulatory approvals.

Manufacturing

Investment funds will be used to acquire small pilot scale facilities in order to scale the process and increase capacity to allow samples to be prepared for evaluation by potential licensees involved in development programs.

Polygenetics does not intend to use a significant portion of its funds for manufacturing capability. In biomedical applications targeted, the costs of the Cavilink™ microspheres are anticipated to be a small portion of the final product price. Consequently, it is anticipated that licensees will manufacture the Cavilink™ microspheres for their customers or have them manufactured by a third party. Polygenetics would assist customers in identifying toll manufacturers if the licensee does not wish to manufacture the polymers at its own facility. Polygenetics’ license allows licensees to “make, have third parties make for them, use and sell…” products developed under the license.

Marketing

Polygenetics does not intend to build a large sales and marketing team, but rather focus its resources on developing applications for its products and technologies, then seek licensees for the technologies or products developed. Polygenetics plans to enter into development agreements, a precursor to licensing relationships, joint ventures and partnerships with leaders in particular fields who would provide not only application knowledge and financial support, but who will also be positioned to market final products. A small team could, therefore, handle the number of marketing contacts for Polygenetics. The marketing leverage achieved via this approach should enable much more broad and rapid penetration into targeted fields, without burdening Polygenetics with large marketing expenses.

Since the development time for gene therapy, drug delivery and artificial organ products could be three to five years or more, marketing efforts for these programs will be directed to select potential licensees who understand the market directions necessary to succeed.

Competition

Polygenetics is a small company that will be competing with manufacturers of other porous polymers, gels and bioerodible polymers. In each of its target market areas, Polygenetics will also be competing with companies having different technologies that are trying to address the same market requirements. Many, if not most, of these competing companies and technologies have significantly more funding and other resources than Polygenetics.

Other Porous Products

There are other porous materials commercially available. The most popular materials are macroporous and gel polystyrene and a variety of methacrylates. These macroporous polymers embody technology several decades old. Pores are irregular and terminate inside the polymer matrix. They do not contain interconnections throughout, a distinguishing feature of Cavilink™ microspheres, and are limited to porosities of about fifty percent. Gel-type polystyrene materials are also available from several sources, but these are somewhat inferior even to macroporous polystyrene for most biomedical and biotechnology applications. Gels are low cross-linked polymers that swell in most solvents. They are physically less stable than their macroporous counterparts.

Competing Technologies

There are many companies, both large and small, that have developed various approaches to improving delivery of active ingredients.  Many of these will compete directly with Polygenetics for specific applications, although no existing approach seems to be universally applicable for a wide variety of drugs.

A number of companies and academic institutions are working on the development of bioartificial livers and synthetic cartilage. Some approaches to bioartificial livers are based on hollow fiber technology to support the hepatocyte cells. One company already has a product on the market and others are in various stages of clinical trials. These products are expected to be successful and should establish the market. Polygenetics’ products are anticipated to have unique properties that differentiate them and offer advantages over the current products, making them preferred for the second generation of bioartificial liver devices. However, there is no assurance that such advantages will actually exist or that the market will give value to such advantages.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  Poly International uses words such as: anticipate, believe, plan, expect, future, intend and similar expressions, to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced as described in this Risk Factors section and elsewhere in this prospectus.  Factors which may cause the actual results or the actual plan of operations to vary include, among other things, decisions of the board of directors not to pursue a specific course of action based on its re-assessment of the facts or new facts, or changes in general economic conditions and those other factors set out in this prospectus.

Reports to Security Holders

We will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-KSB.  We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-QSB and current reports on Form 8-K.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

Item 17.  Management’s Discussion and Analysis or Plan of Operation

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For the fiscal year ended December 31, 2005, Poly International had a loss from operations of $400,418 as compared to income from operations of $228,321 for the fiscal year ended December 31, 2004. The decrease in fiscal 2005 income (loss) compared to fiscal 2004 income can be attributed to a decrease in royalty income to $366,747 in fiscal 2005 from $672,492 in fiscal 2004.  The decrease in royalty income can be attributed to the final one time milestone payment being made in 2004 under the agreement with Boston Scientific Corporation; only product royalties were paid in 2005.  Expenses increased to $767,165 (2005) from $444,171 (2004).  The most significant increases in expenses were in rent ($486,509 in 2005 compared to $339,962 in 2004), salaries and payroll taxes and contract services ($77,857 in 2005 compared to $0 in 2004) and professional and financial expenses ($103,049 in 2005 compared to $56,524 in 2004).

Net loss for the fiscal year ended December 31, 2005 was $218,495, compared to net income of $230,622 for the fiscal year ended December 31, 2004.   The loss for the fiscal year ended December 31, 2005, is due to shortfalls from operations and increases in certain expenses, such as rent and compensation, compared to prior periods (although other expenses were reduced).

For the nine month periods ending September 30, 2006, Poly International had a loss from operations of $250,211 and a total net loss of $243,010, as compared to a loss from operations of $262,954 and a total net loss of $142,875 for the same period from the previous year. The increase in the operating loss can be attributed to no longer reflecting a minority interest in the loss of the subsidiary.  Royalties increased to $336,642 (2006) from $301,390 (2005).   Salaries and wages and contract services increased to $100,380 (2006) from $58,121 (2005), rental expenses decreased to $321,114 (2006) from $351,434 (2005) and professional and financial expenses decreased to $74,611 (2006) from $82,808 (2005).

It is our intent to raise the funds under this prospectus to expand the research and development and marketing efforts of Polygenetics by acquiring additional laboratory equipment, adding both technical and marketing personnel, as well as by increasing participation in industry conferences, calls on potential customers and the like.  As of the date of this prospectus, Poly, Inc. generates sufficient revenues to meet all of its operating expenses, however, it does not generate sufficient revenues to execute our business plan and we will be required to raise the funds under this prospectus in order to execute our proposed expansion plan.

Trends

Poly International is not aware of any trends, events or uncertainties that have or are reasonably likely to have a material impact on our short term or long term liquidity.

Liquidity and Capital Resources

Summary of Working Capital and Stockholders' Equity

As of September 30, 2006, Poly International had negative working capital of $203,932 and Stockholders' Deficit of $130,840 compared with working capital of $27,220 and Stockholders' Equity of $17,701 as of December 31, 2005. The Company’s working capital has decreased primarily because of decrease in cash Stockholders' Deficit increased predominantly as a result of losses from current operations.

Liquidity

Poly International anticipates it may require as much as approximately $1,000,000 over the next twelve months to fully implement its existing business plan. Poly International may require additional funds over the next three years to assist in realizing its goals should it not achieve anticipated bench marks over the 2007, 2008 and 2009 fiscal years.  The amount and timing of additional funds required can not be definitively stated as at the date of this report and will be dependent on a variety of factors. As of the date of this prospectus, Poly International has been successful in paying its operating costs from existing revenue and shareholder loans or the deferral of amounts due related parties for rent. Poly International anticipates revenues generated from current development and licensing transactions that are in the negotiation stages and the funds raised under this Offering will greatly reduce the requirement for additional funding; however, we can not be certain Poly International will be successful in achieving revenues from those operations. Furthermore, we cannot be certain that we will be able to raise any additional capital to fund our ongoing operations or that Poly International will raise any funds under this Offering.

Sources of Working Capital

During fiscal 2005 and the first nine months of fiscal 2006, Poly International's primary sources of working capital have come from net proceeds generated from royalties and development and other service fees, as well as cash on hand from royalties paid during prior periods.

Material Commitments for Capital Expenditures

None.

Plan of Operation

Expenditures

The following chart provides an overview of our budgeted expenditures, by significant area of activity, for Poly International to continue operations and to effect our business plan.  The center column, totaling $1,000,000, is the minimum funds required for us to continue our expansion if we are only able to raise 50% of the funds from this Offering.  The right column, totaling $2,000,000 will allow us to effect our total business plan.

Expenses	Minimum Funds Required ($)	Maximum funds received ($)
Offering Costs	25,000	25,000
Consulting	35,000	65,000
Legal and Accounting	90,000	130,000
Marketing and Promotion	60,000	150,000
R&D Expenses	140,000	210,000
Capital Equipment	100,000	200,000
Working Capital – Polygenetics	530,000	1,200,000
Working Capital – Poly, Inc.	20,000	20,000
TOTAL	1,000,000	2,000,000

The above expenditure items are defined as follows:

Costs of the Offering:  We will be required to pay the costs of this offering, estimated to be $25,000 for consulting fees for assistance in preparing this prospectus from the funds raised under this Offering.

Consulting. Some consulting costs associated with hiring chemists primarily on a project basis for certain R&D projects such as development of Polygenetics’ polymers or customer proof of concept and development work are anticipated.

Working Capital:  This expense refers to working capital to be used for continuing operations.

Legal and Accounting: This expenditure item refers to the normal legal and accounting costs associated with maintaining a publicly traded company. It will also cover the cost of preparation of appropriate agreements and documents connected to our licensing program.

Marketing and Promotion: This item refers to the cost of a basic marketing campaign and efforts expended to acquire new potential licensees.  The bulk of these costs involve travel and accommodation expenses plus costs of attending various biomedical and pharmaceutical conferences.

R&D Expenses. This item represents addition of new personnel to carry out new polymer development projects and research into possible new applications of existing polymer materials.

Capital Equipment. This item represents acquisition of capital equipment necessary to carry out the R&D program described above. This equipment consists of research and lab equipment to produce polymers in research quantities and perform various tests on the polymers.

We are confident we can meet our financial obligations and pursue our plan of operations if we can raise the amount of funding as contemplated by this Offering.

Off Balance Sheet Arrangements

None.

Item 18. Description of Property

Poly International does not own any real property.

We do not have any investments or interests in any real estate.  Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

Polygenetics currently sublets the 13,200 sq ft. property from Sunstorm Research Corporation, an affiliated company. The affiliated company shares the rent and related overhead with the Polygenetics in proportion to their respective uses of the facility, which can vary on a month by month basis. However, the affiliated company is prohibited from utilizing more than 50% of the premises. Sunstorm in turn leases the property from James R. Benson, Poly International’s President and a member of its Board of Directors. The lease was executed on April 1, 2004 and expires on December 31, 2010. Polygenetics paid rent in the amount of $360,000 for the 12 month period ended December 31, 2005 and $321,114 for the nine month period ended September 30, 2006, while it recorded deferred rent in the amount of $240,000 at December 31, 2005 and $263,400 at  September 30, 2006.  The remaining payment requirements under the master lease to be paid by Polygenetics and Sunstorm are as follows:

Lease Period	Monthly Rent
1 January 2007 – 31 December 2007	$36,300
1 January 2008 – 31 December 2008	$39,600
1 January 2009 – 31 December 2009	$42,900
1 January 2010 – 31 December 2010	$46,200

There are presently no extensions to this Lease Agreement, which expires December 31, 2010.  Polygenetics entered into the Lease Agreement effective 1 April 1, 2004.

Item 19. Certain Relationships and Related Transactions

Other than the stock transactions discussed below, Poly International has not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of Poly International or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

On July 8, 2005, we issued from treasury a total of 2,700,000 common shares to Metro Global Management Inc.   Mr. Marco Bastidas, an officer and a member of our board of directors, is the sole shareholder of Metro Global Management Inc.   The shares were issued for cash consideration of $2,700.

On September 1, 2005, Metro Global Management Inc. transferred a total of 150,000 common shares to International Securities Group Inc., 1,200,000 common shares to James Benson, a director and officer of Poly International and 300,000 common shares to Nai Hong Li, the director of research for Poly.

Subsequently on September 1, 2005, we issued a total of 4,153,172 common shares pursuant to a share exchange agreement between Poly International, Poly, James Benson, and Nai Hong Li whereby Poly International acquired 55% of the issued and outstanding shares of Poly in exchange for 3,297,603 common shares issued to James Benson and 855,569 common shares issued to Nai Hong Li.

At the time of the share exchange agreement, Poly International and Poly were related parties due to the fact that James Benson was a director and officer of Poly International and also a director and officer of Poly.

The Sublease Agreement described in Section 18 above, under which Polygentics occupies a portion of a research and development facility in Mountain View, California is with Sunstorm Research Corporation. Sunstorm is wholly owned by James R. Benson, Poly International’s President and a member of its Board of Directors, who leases the facility to Sunstorm on the terms described in Section 18 above.

There are no promoters being used in relation to this Offering, except for our officers and directors who will be selling the securities offered by Poly International and who may be deemed to be promoters under Rule 405 of Regulation C promulgated by the Securities and Exchange Commission under the Securities Act of 1933.  No person who may, in the future, be considered a promoter of this Offering, will receive or expect to receive assets, services or other considerations from us.  No assets will be, nor are expected to be, acquired from any promoter on behalf of our company.  We have not entered into any agreements that require disclosure to our shareholders.

Item 20. Market for Common Equity and Related Stockholder Matters

Market Information

Currently there is no public trading market for our stock, and we have not applied to have Poly International’s common stock listed.  We intend to apply to have our common stock quoted on the OTC Bulletin Board.  No trading symbol has yet been assigned.

Rules Governing Low-Price Stocks that May Affect Our Shareholders' Ability to Resell Shares of Our Common Stock

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system.  Upon the registration statement in which this prospectus is included becoming effective, we will apply for quotation of our common stock on the NASD's OTC/BB.

Quotations on the OTC/BB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions.  Poly International’s common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.  In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Holders

As of the filing of this prospectus, we have four (4), shareholders of record of Poly International’s common stock.

Rule 144 Shares.

A total of 6,853,712 shares of the common stock are available for resale to the public, if sold in accordance with the volume and trading limitations of Rule 144 (e) of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of Poly International common stock then outstanding which, in this case, will equal approximately 685,317 shares as of the date of this prospectus; or the average weekly trading volume of Poly International’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Poly International. Under Rule 144(k), a person who is not one of Poly International’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are Poly International’s affiliates hold 6,703,172 shares of the 6,853,712 shares which may be sold as of the date of this prospectus in accordance with Rule 144.  Although Poly International’s stock cannot currently be sold into a public market since it is not listed on any exchange or quoted on any quotation system, Poly International intends to apply for quotation on the OTC/Bulletin Board.  If such quotation is approved, then Poly International’s affiliates would be able to sell their shares in accordance with the requirements of Rule 144.

Dividends.

As of the filing of this prospectus, we have not paid any dividends to our shareholders. There are no restrictions which would limit the ability of Poly International to pay dividends on common equity or that are likely to do so in the future. The California Corporations Code, however, prohibits us from declaring dividends where, after giving effect to the distribution of the dividend Poly International would not be able to pay its debts as they become due in the usual course of business; or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Difficulty To Resell Poly International Stock, As The Company Has No Expectations To Pay Cash Dividends In The Near Future

The holders of our common stock are entitled to receive dividends when, and if, declared by the board of directors.  We will not be paying cash dividends in the foreseeable future, but instead we will be retaining any and all earnings to finance the growth of our business.  To date, we have not paid cash dividends on our common stock.  This lack of an ongoing return on investment may make it difficult to sell our common stock and if the stock is sold the seller may be forced to sell the stock at a loss.

Item 21.  Executive Compensation

COMPENSATION

The following table sets forth the compensation paid to our directors and members of our management group for the last fiscal year.  No executive officer of Poly International or its wholly owned subsidiary earned a salary and bonus for such fiscal year in excess of USD$100,000.

Annualized Compensation	Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Securities Under Options to be Granted (#)	Long Term Incentive Plan Payouts	All other Compensation

James R. Benson(1) President & Director	2006	-0-	-0-	-	-	-

Kent Anderson Chief Financial Officer & Director	2006	-0-	-0-	-	-	-

Jacqueline Danforth Director	2006	-0-	-0-	-	-	-
				-	-	-
Marco Bastidas Director	2006	-0-	-0-

(1)  This compensation was paid to Mr. Benson by Poly International’s 55% owned subsidiary, Polygenetics.

The Company has not paid any compensation to any other members of its management, administrative or supervisory bodies.

Compensation of Directors

No directors receive any form of compensation in their capacity as directors of Poly International.

Item 22. Financial Statements

The audited financial statements and the unaudited prepared by management financial statements of Poly International appear on pages F-1 through F-16.

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosures

Not applicable

POLYGENETICS INTERNATIONAL INC.

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Officers and Directors

Polygenetics International Inc.

We have audited the accompanying consolidated balance sheet of Polygenetics International Inc. as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the  years ended December 31, 2005 and 2004.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polygenetics International Inc. as of  December 31 2005, and the results of its operations, changes in stockholders’ equity  and its cash flows for the  years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

August 16, 2006

Polygenetics International Inc. Consolidated Balance Sheet
December 31, 2005
ASSETS
Current Assets
Cash	$357,024
Accounts receivable	0
Total Current Assets	357,024

Fixed Assets net of allowance of $116,351	18,647

Other Assets
Deposit and rent on Plymouth	48,100
Deposit on Panarama Research	2,500
Total Other Assets	50,600

TOTAL ASSETS	$426,271

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$5,744
Deferred rent	240,000
Deferred revenue	34,642
Payable – related party	48,100
Accrued liabilities	1,318
Total Current Liabilities	329,804

Minority Interest	78,766

Stockholders' Equity
Common stock; par value $0.001 Authorized 100,000,000 shares Issued and outstanding 6,853,172	6,853
Additional paid-in capital	2,094,265
Notes receivable – related parties	(72,919)
Retained deficit	(2,010,498)
Total Stockholders' Equity	17,701

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$426,271

See Accompanying Notes

Polygenetics International Inc. Consolidated Statements of Operations

Years Ended December 31,
	2005	2004

Royalty Income	$366,747	$672,492

Expenses
Salaries and payroll taxes	57,857	0
Contract services-related party	20,000	0
Other general and administrative expenses	2,767	537
Marketing	4,734	4,412
Travel	39,149	22,697
Professional and financial expenses	103,049	56,534
Office expense	5,093	2,097
Laboratory expense	30,162	17,199
Organization expense	350	0
Insurance	16,770	0
Building rental Plymouth St.	486,509	339,952
Depreciation expense	725	743
Total expenses	767,165	444,171
Net operating income (loss)	(400,418)	228,321

Other income (expense)
Interest income	10,941	3,408
Interest expense	(155)	(307)
Total other income (expense)	10,786	3,101

Income (loss) before minority interest	(389,632)	231,422
Provision for income taxes	(800)	(800)

Income (loss) before minority interest	(390,432)	230,622
Minority interest in (loss) of subsidiary	171,937	0
Net income (loss)	$(218,495)	$230,622

Weighted average income (loss) per share	$(0.04)	$0.06

Weighted average outstanding shares	5,053,172	4,153,172

See Accompanying Notes

Polygenetics International Inc. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY For the years ended December 31, 2005 and 2004
	CommonShares	Stock Amount	Additional Paid-in Capital	Retained Deficit	Total Stockholders’ Equity
Balance at December 31, 2003	4,153,172	$4,153	$2,173,031	$(1,850,688)	$326,496
Net income				230,622	230,622
Balance at December 31, 2004	4,153,172	4,153	2,173,031	(1,620,066)	557,118
Stock issued in recapitalization	2,700,000	2,700	(78,766)		(76,066)
Net loss				(218,495)	(218,495)
Net loss – minority interest				(171,937)	(171,937)
Balance at December 31, 2005	6,853,172	$6,853	$2,094,265	$(2,010,498)	$90,620

See Accompanying Notes

Polygenetics International Inc. Consolidated Statements of Cash Flows
Years Ended December 31,
	2005	2004
Operating Activities:
Net income (loss)	$(218,495)	$230,622
Adjustments to reconcile net income (loss) to net cash provided (required) by operations
Depreciation and amortization	725	743
Minority interest	(171,937)	0
Changes in operating assets and liabilities
Accounts receivable	471,398	(392,485)
Notes receivable	16,057	(88,876)
Accounts payable	5,744	(36,912)
Deferred rent	67,200	172,800
Deferred revenue	34,642	0
Accrued liabilities	(537)	48,100
Net cash provided (required) by Operating Activities	204,797	(66,008)

Investing Activities:
Purchase equipment	(2,086)	(1,867)
Deposit and rent on Plymouth	0	(48,100)
Net cash required by Investing Activities	(2,086)	(49,967)

Financing Activities:
Sale of stock	2,700	101,376
Net cash provided by Financing Activities	2,700	101,376

Net cash increase (decrease) for period	205,411	(14,599)
Cash at beginning of period	151,613	166,212
Cash at end of period	$357,024	$151,613

See Accompanying Notes

POLYGENETICS INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 31, 2005 AND 2004

Note 1- Summary of Significant Accounting Policies

This summary of significant accounting policies of Polygenetics International Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements, which are stated in U.S. Dollars.

Organization

Polygenetics International Inc. (the “Company”) was incorporated on July 8, 2005 in the State of California.  On September 1, 2005, the Company acquired 55% of the total issued and outstanding shares of Polygenetics, Inc. a California company in the business of bio-technology development in exchange for 4,153,187 shares of the common stock of the Company. Polygenetics, Inc. was incorporated on August 3, 1993 as Biopore Corporation in the State of California. Its technology had its origins at Unilever Plc.  Unilever invested several years and millions of dollars in its program, and it was awarded eleven patents on its high internal phase emulsion technology.  Because this technology was not strategic to Unilever’s core business and their technology for bulk formation of the porous polymer made it difficult to utilize this product, Unilever decided to license it to Biopore’s affiliate company, Sunstorm Research Corporation, which under the license from Unilever, arranged development of the technology and oversaw major technology breakthroughs; specifically spherical forms of the polymer called Cavilink™  Biopore changed its name to Polygenetics, Inc. on November 19, 2002.  The consolidated results of operations are primarily those of Polygenetics, Inc.

Operations

The Company presently has no ongoing operations save the management of its 55% owned subsidiary, Polygenetics, Inc.  Polygenetics, Inc. has throughout its history and is currently engaged in the business of developing and licensing porous polymers for pharmaceutical and bio-medical applications. The Company is principally focused on advanced drug delivery methods that involve the company’s patented porous polymer materials.  These unique polymers can act as drug reservoirs and permit near zero-order release of active components.  Utilizing these polymers as biomedical devices, the company seeks to license various applications under its patents.

Polygenetics, Inc. is a research, development, and licensing company.  It does not manufacture products, but rather develops and patents advanced technologies and offers licenses to companies interested in exclusive patent protection for particular applications.  Polygenetics, Inc. often carries out contract research in order to enhance or optimize materials for specific applications.

 Use of Estimates in the preparation of the financial statements

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Depreciation and amortization

 Depreciation has been provided in amounts sufficient to relate the costs of depreciable assets to operations over their estimated useful lives principally using the double declining balance method of five years for office equipment, computers, and lab equipment.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

POLYGENETICS INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 31, 2005 AND 2004

Currency

The functional currency of the Company is the United States Dollar.

Income (Loss) Per Share

Income (loss) per share of capital stock is computed by dividing the net income (loss) by the weighted average number of shares outstanding during the year.  Fully diluted earnings per share are not presented because they are anti-dilutive. At the end of the periods presented, the Company had no other common stock equivalents.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 107 (“SFAS 107”), Disclosure About Fair Value of Financial Instruments. SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company’s cash and cash equivalents, accounts receivable, prepaid expenses and other current assets and liabilities approximate their estimated fair values due to their short-term maturities.

Income taxes

The Company is subject to United States and California state income taxes.  Income taxes are accounted for under the asset and liability method.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.  At December 31, 2005, the Company has net operating loss carry forwards totalling approximately $1,635,000.   The carry forwards begin to expire in fiscal year 2014. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

Other

The company has selected December 31 as its year-end.

The Company paid no dividends in 2005 or 2004.

Note 2 – Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).  All necessary intercompany transactions have been eliminated in consolidation.

Note 3 – Business combinations

On September 1, 2005, the Company, Polygenetics, Inc., and the two shareholders of Polygenetics, Inc. owning approximately 55% of Polygenetics, Inc.’s outstanding stock (2,768,791 shares of Common Stock (the “Shareholders Shares”) from a total of 5,035,473 shares of issued and outstanding shares of Common Stock and Preferred Stock (the “Poly Inc. Shares”), James R. Benson and Nai Hong Li (the “Polygenetics Majority Shareholders”), entered into and consummated a Share Exchange Agreement. (James R. Benson is a director and the president/CEO of Polygenetics, Inc.) Under the Share Exchange Agreement, the Polygenetics Majority Shareholders exchanged their 2,768,791 shares of Common Stock for 4,153,172 shares of capital stock of Polygenetics International Inc. The effect of the transaction was to give Polygenetics International Inc. voting control of Polygenetics, Inc. and to make James R. Benson and Nai Hong Li majority shareholders of Polygenetics International Inc. The parties also agreed to cooperate

POLYGENETICS INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 31, 2005 AND 2004

Note 3 – Business combinations (continued)

and use their best efforts in attempting to effect an exchange by all other shareholders of Polygenetics, Inc. of their shares in Polygenetics, Inc. for shares in Polygenetics International Inc. on a two shares of Polygenetics, Inc. stock for three shares of Polygenetics International Inc. basis. This exchange, if successful, would make Polygenetics, Inc. a wholly owned subsidiary of Polygenetics International Inc. At the present time, the Company reflects a 45% minority interest in Polygenetics, Inc. on its balance sheet.

Note 4 – Amounts due from shareholders

Amounts due from shareholders reflect the following: Dr.  James R Benson and Dr. Nai Hong Li, majority shareholders, have loans and interest due of $57,069 and $15,850 as of December 31, 2005 and $73,876       and $15,100 as of December 31, 2004.  The loans bear interest at 4% per annum and are due and receivable in four annual instalments, with a final due date of March 31, 2008 as to Dr. Benson’s loan and April 10, 2008 as to Dr. Li’s loan. The amounts due from the shareholders relates to the purchase of shares of stock of Polygenetics, Inc in 2004.

Note 5 –Payable – related party

 As of December 31, 2005 and December 2004, the Company owed $48,100 to a related entity for a security deposit and last-month’s rent.

 Note 6 – Related Party Transactions

During the year ended December 31, 2005 Dr. Benson, an officer and director of the Company received $ 20,000 for services rendered. Dr. Li received $53,472 as salary and $62,995 as contract services.  In 2004, Dr. Li received payments in the amount of $31,981 for contract services.  Dr. Li now has an employment contract with the Company.  In 2005, the Company paid $11,428 to Sunstorm Research for consulting fees.  Sunstorm is controlled by Dr. Benson.

The sublease agreement as described below is with a company which is controlled by Dr. Benson, a director and officer of Polygenetics International Inc. and Polygenetics, Inc.

Note 7 – Commitments

(i)    The Company entered into a sublease for a research facility located in Mountain View, California.

The Company sublets the 13,200 sq ft. property from Sunstorm, an affiliated company. The affiliated company shares the rent and related overhead with the Company in proportion to use. However, the affiliated company is prohibited from utilizing more than 50% of the property.   The sublease was executed on April 1, 2004 and expires on December 31, 2010.  The Company paid rent in the amount of $112,000 for the 8 month period for 2004 and $360,000 for the 12 month period ended December, 2005.   The remaining payment requirements under the lease by both the Company and Sunstorm and which must be allocated between them  under the sublease are as follows:

Rent table:

Lease Period	Monthly Rent
1 January 2006 – 31 December 2006	$33,000
1 January 2007 – 31 December 2007	$36,300
1 January 2008 – 31 December 2008	$39,600
1 January 2009 – 31 December 2009	$42,900
1 January 2010 – 31 December 2010	$46,200

POLYGENETICS INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 31, 2005 AND 2004

Note 7 – Commitments (continued)

There are presently no extensions to this lease agreement, which expires 31 December, 2010.  The Company entered into the Sublease Agreement effective 1 April, 2004. The remaining annual rent required under the lease by both the Company and Sunstorm and which must be allocated between them under the sublease are as follows:

 Year ending 12/06                              $396,000

  Year ending 12/07                              435,600

  Year ending 12/08                              475,200

  Year ending 12/09                              514,800

  Year ending 12/10                              554,400

                                                            $2,376,000

Rent expense for the years ended December 31, 2005 and 2004 was $427,200 and $284,800 respectively as calculated in accordance with Financial Accounting Standards Board Technical Bulletin No. 85-3, Accounting for Operating Leases with Scheduled Rent Increases (“FTB 85-3”). At December 31, 2005 the Company has recorded a deferred rent liability in the amount of $240,000.  This is the cumulative difference between the amount of rent owed under FTB 85-3 and the amounts actually paid to date.

Note 8 – Deferred Revenue

At December 31, 2005 the Company had received from a customer $34,642 of royalty revenue in excess of the amount earned through December 31, 2005.

POLYGENETICS INTERNATIONAL INC.

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

PART I - FINANCIAL INFORMATION

ITEM 1.   FINANCIAL STATEMENTS

Page

Unaudited Consolidated Financial Statements

Consolidated Balance Sheets	F-13

Consolidated Statements of Operations	F-14

Consolidated Statements of Cash Flows	F-15

Notes to Unaudited Consolidated Financial Statements	F-16

POLYGENETICS INTERNATIONAL INC. Consolidated Balance Sheets
Sept 30, 2006 (Unaudited)	December 31, 2005 (Note 1)
ASSETS
Current Assets
Cash	$87,045	$357,024
Accounts receivable	30,000	0
Total Current Assets	117,045	357,024

Fixed Assets net of allowance of $117,399 and $116,351	22,492	18,647

Other Assets
Deposit and rent on Plymouth	48,100	48,100
Deposit on Panarama Research	2,500	2,500
Total Other Assets	50,600	50,600

Total Assets	$190,137	$426,271

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$8,159	$5,744
Deferred rent	263,400	240,000
Deferred revenue	0	34,642
Payable- related party	48,100	48,100
Accrued liabilities	1,318	1,318
Total Current Liabilities	320,977	329,804

Minority Interest	0	78,766

Stockholders’ Equity (Deficit)
Common stock; par value $0.001 Authorized 100,000,000 shares Issued and outstanding as at September 30, 2006 and December 31, 2005, 6,853,172 common shares.	6,853	6,853
Additional paid in capital	2,173,032	2,094,265
Notes receivable – related parties	(57,217)	(72,919)
Retained deficit	(2,253,508)	(2,010,498)
Total Stockholders’ Equity (Deficit)	(130,840)	17,701

Total Liabilities and Stockholders’ Equity (Deficit)	$190,137	$426,271

 The accompanying notes are an integral part of these unaudited financial statements

POLYGENETICS INTERNATIONAL INC. Consolidated Statements of Operations (Unaudited)
Three months ended	Nine months ended
September 30,	September 30,
2006	2005	2006	2005

Royalty Income	$53,605	$61,013	$336,642	$301,390

Expenses
Salaries and payroll taxes	39,472	38,121	100,380	38,121
Contract services-related party	0	0	0	20,000
Other general and admin expenses	124	0	1,112	3,293
Marketing	1,916	120	12,919	2,699
Travel	12,178	7,288	28,864	27,190
Professional and financial expenses	9,830	5,972	74,611	82,808
Office expense	786	421	3,182	2,561
Laboratory expenses	1,329	7,929	21,079	25,909
Organization Expense	0	350	0	350
License and permits	112	0	547	0
Insurance	8,217	4,694	21,997	9,254
Building Rental Plymouth St	107,457	116,546	321,114	351,434
Depreciation Expense	350	400	1,048	725
Total expenses	181,771	181,841	586,853	564,344
Net operating loss	(128,166)	(120,828)	(250,211)	(262,954)

Other income (expense)
Interest income	3,595	2,787	8,941	8,444
Other expense	(10)	(15)	(140)	(85)
Total other income (expense)	3,585	2,772	8,801	8,359

Income (loss) before taxes and minority interest	(124,581)	(118,056)	(241,410)	(254,595)
Provision for income taxes	0	0	(1,600)	(800)

Income (loss) before minority interest	(124,581)	(118,056)	(243,010)	(255,395)
Minority interest in (loss) of subsidiary	(52,933)	112,520	0	112,520
Net loss	$(177,514)	$(5,536)	$(243,010)	$(142,875)

Weighted avg income (loss) per share	$(0.03)	$(0.00)	$(0.04)	$(0.03)

Weighted average outstanding shares	6,853,172	4,153,172	6,853,172	4,713,941

The accompanying notes are an integral part of these unaudited financial statements

POLYGENETICS INTERNATIONAL INC. Consolidated Statements of Cash Flows (Unaudited)
Nine months ended September 30,
	2006	2005
Operating Activities:
Net (loss)	$(243,010)	$(142,875)
Adjustments to reconcile net income (loss) to net cash provided (required) by operations
Depreciation and amortization	1,048	725
Minority Interest	0	(112,520)
Changes in operating assets and liabilities
Accounts receivable	(30,000)	410,485
Notes receivable	15,702	16,661
Accounts payable	2,416	11,257
Deferred rent	23,400	50,400
Deferred revenue	(34,642)	100,000
Net Cash provided (required) by Operating Activities	(265,086)	334,133

Investing Activities:
Purchase equipment	(4,893)	(2,086)
Net Cash used by Investing Activities	(4,893)	(2,086)
Financing Activities
Sale of stock	0	2,700
Net Cash provided by Investing Activities	0	2,700
Net cash gain (decrease) for period	(269,979)	334,747
Cash at beginning of period	357,024	151,613
Cash at end of period	$87,045	$486,360

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$1,600	$800

The accompanying notes are an integral part of these unaudited financial statements

POLYGENETICS INTERNATIONAL INC.

Notes to Financial Statements for the Nine Months Ended September 30, 2006

 (Unaudited – prepared by Management)

Note 1- Basis of presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the financial statements for the year ended December 31, 2005 of Polygenetics International Inc.

The interim consolidated financial statements present the balance sheet, statements of operations, and cash flows of Polygenetics International Inc. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The interim consolidated financial information is unaudited.  In the opinion of management, all adjustments necessary to present fairly the financial position as of September 30, 2006 and the results of operations and cash flows presented herein have been included in the financial statements. All such adjustments are of a normal and recurring nature.  Interim results are not necessarily indicative of results of operations for the full year.

Note 2 – Subsequent Events

In November 2006, Polygenetics entered into a one-year Development/Option Agreement with the U.K. division of a multi-national pharmaceutical company as the result of a Proof of Concept Agreement that was previously entered between the parties and completed.  The Development/Option Agreement contemplates the exclusive development of an orally delivered pain reliever by Polygenetics and provides for the payment of three (3) development fees of $140,000 each, plus expenses.  The first of three development fees of $140,000 and a four month $12,000 expense advance have been received.  During the term of the agreement, plus thirty (30) days following the end of such term, the client shall have the option to acquire an exclusive, world-wide license from Polygenetics for products that are the result of this development in the specific field of use.  In the event that the client commits to proceed with the third 4-month period of development work, then in exchange for this option and the exclusivity of this development work, Polygenetics will receive an option fee of $200,000 if the client decides to proceed with the third four (4) month development period of the agreement.  If the client does not proceed with the third four (4) month period, no option fees will be payable.

Sunstorm, which provides us with premises for our operations, is effecting a “like-kind” exchange of the existing premises on Plymouth Street for other premises which will provide larger and better equipped facilities to Polygenetics, Inc.  The due diligence contingency removal date has passed and the work on the new premises will start soon as the necessary permits have been obtained recently.  Closing on the exchange of premises will occur shortly after  the work is complete.  No rent increase is planned.

Effective November 1, 2006, Polygenetics, Inc. increased Nai Hong Li’s salary from $110,000 per year to $120,000 per year.

 [OUTSIDE BACK COVER PAGE OF PROSPECTUS]

Dealer Prospectus Delivery Requirements

Until ninety (90) days from the effective date of this registration statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the California Corporations Code and Poly International’s bylaws.  Under the California Corporations Code, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Poly International’s Articles of Incorporation do not specifically limit the directors’ immunity.  Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Poly International’s bylaws provide that we will indemnify the directors to the fullest extent not prohibited by California law; provided, however, that Poly International may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of Poly International, or is or was serving at the request of us as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

Our bylaws provide that no advance shall be made by it to an officer of Poly International except by reason of the fact that such officer is or was a director of Poly International in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Poly International.

We are presently in the process of amending our articles to provide the protections to the directors and officers as described above.

Item 25. Other Expenses of Issuance and Distribution

We have, or will expend fees in relation to this registration statement as detailed below:

Expenditure Item	Amount
Attorney Fees	25,000
Audit Fees	7,000
Transfer Agent Fees	2,000
SEC Registration and Blue Sky Registration	1,000
Total	$35,000

Item 26. Recent Sales of Unregistered Securities

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 on two occasions.

On  July 8, 2005, we issued a total of 2,700,000 shares of common stock to Metro Global Management Inc., a company incorporated pursuant to the laws of the State of Nevada.

On September 1, 2005, we issued a total of 4,153,172 shares of common stock to two shareholders, James Benson as to 3,297,603 common shares and Nai Hong Li as to 855,569 common shares.

Both of these offerings were conducted pursuant to Regulation D of the Securities Act of 1933. Neither Poly International nor any person acting on its behalf offered or sold any of the securities by any form of general solicitation or general advertising. The securities sold are restricted shares; the purchasers were informed that the securities cannot be resold without the securities being registered under the Securities Act of 1933 or an exemption therefrom. Poly International exercised reasonable care to assure that the purchases were not underwritten within the meaning of section 2(a) (11) of this Act including but not limited to the placement of a restrictive legend on the certificates representing the shares, and the aggregate offering price was less that $1,000,000.

Item 27. Exhibits

Number	Description
3.1	Articles of Incorporation	Filed herewith
3.2	Bylaws	Filed herewith
5	Opinion re: Legality	Filed herewith
10.1	Share Exchange Agreement between Polygenetics International, Inc., James Benson, Nai Hong Li and Polygenetics Inc. dated September 1, 2005	Filed herewith
10.2	Sublease Agreement between Polygenetics Inc. and Sunstorm Research Corporation	Filed herewith
10.3	Financing Default License Agreement dated October 14, 2002, by and between Biopore Corporation (Polygenetics Inc.) and Sunstorm Research Corporation	Filed herewith
10.4	Loan and Security Agreement dated December 31, 2001, by and between Biopore Corporation (Polygenetics Inc.) and Sunstorm Research Corporation	Filed herewith
23.1	Consent of Attorney	Consent included in Exhibit 5
23.2	Consent of Independent Registered Public Accountants	Filed herewith

Item 28. Undertakings

Poly International hereby undertakes the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, Poly International has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, Poly International will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and Poly International will be governed by the final adjudication of such issue.

For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, State of California on March 1st, 2007.

POLYGENETICS INTERNATIONAL INC.

/s/ James Benson

James Benson

President, Principal Executive Officer

/s/ Kent Anderson

Kent Anderson

Chief Financial Officer, Principal Accounting Officer and Principal Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ James Benson

March 1, 2007

James Benson

Director

/s/ Kent Anderson

March 1, 2007

Kent Anderson

Director

/s/ Marco Bastidas

March 1, 2007

Marco Bastidas

Director

/s/ Jacqueline Danforth

March 1, 2007

Jacqueline Danforth

Director